Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

RESTORGENEX CORPORATION,

ARCO MERGER SUB, LLC

AND

DIFFUSION PHARMACEUTICALS LLC

DATED AS OF DECEMBER 15, 2015

Exhibits

Exhibit A	Form of Articles of Merger
Exhibit B	Amended and Restated Operating Agreement of the Surviving Company
Exhibit C	Form of Letter of Transmittal
Exhibit D	Governance Matters
Exhibit E	Form of Accredited Investor Questionnaire
Exhibit F	Form of Contingent Value Rights Agreement
Exhibit G	Form of Parent Board Resignation
Exhibit H	Form of Voting and Lock-Up Agreement

v

Index of Defined Terms

Accredited Holders	75	Diffusion Permits	77
Acquisition Proposal	51	Diffusion Real Property Leases	34
Affiliate	75	Diffusion Related Parties	77
Agreement	1	Diffusion Rollover Option	8
Articles of Merger	2	Diffusion Tail Policy	60
Bankruptcy and Equity Exception	12	Diffusion Unit	3
Benefit Plan	75	Diffusion Units	3
Business Day	75	Diffusion Units Option	77
Certificates	5	Dispute	66
Change in Diffusion Board Recommendation	52	Dispute Notice	66
Change in Parent Board Recommendation	53	Disputed Items	66
Closing	2	Effective Time	2
Closing Date	2	Environmental Law	77
Closing Diffusion Share Amount	82	Equity Equivalents	77
Code	1	ERISA	77
Contract	76	Estimated Net Cash Schedule	66
Control	64	Estimated Parent Net Cash Amount	66
Copyrights	79	Estimated Per Share Exchange Ratio	77
Current Representation	86	Estimated Per Share Number	77
CVR	62	Exchange Act	77
CVR Agreement	76	Exchange Fund	5
CVRs	62	Existing Diffusion Articles	2
Delaware Law	26	Existing Diffusion Operating Agreement	2
Designated Person	86	Existing Parent Bylaws	10
Diffusion	1	FCPA	16
Diffusion Award Plans	76	Final Parent Net Cash Amount	67
Diffusion Benefit Plan	76	FIRPTA Compliance Certificate	64
Diffusion Board	1	Forfeitures and Cashless Settlements	78
Diffusion Board Recommendation	1	Former Diffusion Holder	78
Diffusion Confidentiality Agreement	57	GAAP	78
Diffusion Convertible Notes	76	Good Clinical Practices	27
Diffusion Disclosure Schedule	29	Good Laboratory Practices	27
Diffusion Financial Statements	32	Good Manufacturing Practices	27
Diffusion Fully Diluted Share Amount	83	Governmental Entity	78
Diffusion Indemnified Party	60	Grant Date	78
Diffusion Information Statement	57	Hazardous Substance	22
Diffusion IPR	76	Health Laws	78
Diffusion IPR Agreements	39	HSR Act	78
Diffusion Leased Real Properties	34	Independent Accountant	78
Diffusion Lock-Up Parties	85	Injunction	78
Diffusion Material Adverse Effect	76	Intellectual Property Rights	78
Diffusion Material Contract	41	Interim Period	50
Diffusion Maximum Premium	61	Investment Company	64
Diffusion Pension Plan	36	IRS	79

Knowledge of Diffusion	79	Knowledge	79
Knowledge of Parent	79	Parent Tail Policy	59
Law	79	Parent Warrants	82
Letter of Transmittal	5	Parent Working Capital Liability Amount	82
Liens	10	Participating Stockholder	65
Merger	2	Patents	79
Merger Consideration	4	Per Share Exchange Ratio	82
Merger Sub	1	Per Share Number	82
Most Recent Audit Date	15	Per Unit Merger Consideration	4
Order	79	Permitted Liens	83
Organizational Documents	79	Person	83
Other Parties	55	Proceeding	16
Outside Date	70	Program	28
Parent	1	Reconstituted Parent Board	62
Parent Benefit Plan	79	Reference Date	13
Parent Board	1	Registrable Securities	83
Parent Board Recommendation	1	Registration Expenses	84
Parent Board Resignations	80	Registration Statement	84
Parent Bonus Payment Amount	80	Release	84
Parent Certificate of Incorporation	10	Representatives	50
Parent Common Stock	4	Required Diffusion Consent	1
Parent Disclosure Schedule	9	Requisite Regulatory Approvals	67
Parent Fully Diluted Share Amount	82	Revised Diffusion Operating Agreement	2
Parent Indebtedness Amount	80	Rights Agent	84
Parent Indemnified Party	59	Schedule 14f-1	57
Parent IPR	80	SEC	84
Parent IPR Agreements	22	Securities Act	84
Parent Leased Real Properties	17	Software	79
Parent Lock-Up Parties	85	Subsidiary	84
Parent Material Adverse Effect	80	Superior Proposal	85
Parent Material Contract	25	Surviving Company	2
Parent Maximum Premium	60	Tax	85
Parent Net Cash Amount	81	Tax Return	85
Parent Notice	53	Taxing Authority	85
Parent Other Liability Amount	81	Total Post-Closing Share Amount	83
Parent Pension Plan	19	Trade Secrets	79
Parent Percentage	83	Trademarks	79
Parent Permits	81	Transaction Expenses	54
Parent Preferred Stock	10	Transfer Taxes	54
Parent Real Property Leases	17	Treasury Regulations	85
Parent Registration	64	Unsurrendered Certificate	6
Parent SEC Documents	13	VA Commission	2
Parent Stock	81	VA LLC Act	1
Parent Stock Option	81	Voting and Lock-Up Agreements	85
Parent Stock Plans	81
Parent Subsidiaries	82

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 15, 2015, is by and among RestorGenex Corporation, a Delaware corporation (“Parent”), Arco Merger Sub, LLC, a Virginia limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and Diffusion Pharmaceuticals LLC, a Virginia limited liability company (“Diffusion”).

WHEREAS, the Board of Directors of Parent (the “Parent Board”) and the sole member of Merger Sub deem it advisable and in the best interests of each company and its respective stockholders and members that Parent and Merger Sub engage in a business combination;

WHEREAS, the Board of Directors of Diffusion (the “Diffusion Board”) deems it advisable and in the best interests of the company and its members that Diffusion engages in a business combination;

WHEREAS, the Parent Board, the Diffusion Board and the sole member of Merger Sub have determined that such business combination shall be effected pursuant to the terms of this Agreement through the Merger in accordance with the applicable provisions of the Virginia Limited Liability Company Act, as amended (the “VA LLC Act”), and other applicable Law;

WHEREAS, the respective Boards of Directors of Parent (the “Parent Board Recommendation”) and Diffusion (the “Diffusion Board Recommendation”) and the sole member of Merger Sub have approved and declared advisable this Agreement and the Merger, and determined that the terms of this Agreement and the Merger are in the respective best interests of Parent, Merger Sub or Diffusion, as the case may be, and the stockholders and members of Parent, Merger Sub and Diffusion, as applicable;

WHEREAS, promptly following the execution of this Agreement, as an inducement to Parent and Merger Sub to enter into this Agreement, Diffusion has agreed to endeavor to obtain and deliver to Parent an executed action by written consent of the members of Diffusion adopting this Agreement, executed by Diffusion members holding at least a majority of the Diffusion Units entitled to vote on such action, all of whom shall be Accredited Holders (the “Required Diffusion Consent”);

WHEREAS, Parent, Merger Sub and Diffusion desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, the parties intend that the Merger will constitute an exchange governed by Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”) for U.S. federal income tax purposes.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

The Merger

Section 1.1     The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the VA LLC Act, on the Closing Date, Merger Sub shall be merged with and into Diffusion (the “Merger”). At the Effective Time, the separate existence of Merger Sub shall cease and Diffusion shall continue as the surviving company in the Merger (the “Surviving Company”). As a result of the Merger, Diffusion shall become a wholly owned subsidiary of Parent.

Section 1.2     Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Dechert LLP, 1095 Avenue of the Americas, New York, NY 10036, at 10:00 a.m., Eastern time, as promptly as practicable (but in no event later than the third Business Day) following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between Parent and Diffusion. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3     Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the State Corporation Commission of the Commonwealth of Virginia (the “VA Commission”) the articles of merger relating to the Merger substantially in the form attached hereto as Exhibit A (the “Articles of Merger”). The Merger shall become effective at the time that the Articles of Merger has been duly filed with the VA Commission (the time the Merger becomes effective being the “Effective Time”).

Section 1.4     Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Articles of Merger and the applicable provisions of the VA LLC Act. Without limiting the generality of the foregoing, all of the property, rights, privileges, powers and franchises of Merger Sub and Diffusion shall be vested in Diffusion as the Surviving Company and all debts, liabilities and duties of Merger Sub and Diffusion shall become the debts, liabilities and duties of Diffusion as the Surviving Company.

Section 1.5     Organizational Documents.

(a)      Surviving Company. The articles of organization of Diffusion as in effect immediately prior to the Effective Time (the “Existing Diffusion Articles”) shall be the articles of organization of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law. The operating agreement of Diffusion as in effect immediately prior to the Effective Time (the “Existing Diffusion Operating Agreement”) shall be amended and restated at the Effective Time to read in the form of Exhibit B (the “Revised Diffusion Operating Agreement”) and, as so amended and restated, the Revised Diffusion Operating Agreement shall be the operating agreement of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

(b)      Parent. The Parent Certificate of Incorporation and bylaws of Parent (each as in effect immediately prior to the Effective Time) shall be the certificate of incorporation and bylaws of Parent following the Effective Time until thereafter changed or amended as provided therein or by applicable Law.

Section 1.6     Officers and Directors.

(a)     Each of the directors of Diffusion immediately prior to the Effective Time shall tender his or her resignation from such position in accordance with Section 5.04 of the Existing Diffusion Operating Agreement, such resignation to be effective as of the Effective Time and conditional upon the consummation of the Merger. As of the Effective Time, the sole member of the Surviving Company shall be Parent.

(b)     The officers of Diffusion immediately prior to the Effective Time shall be the initial officers of the Surviving Company until their respective successors are duly appointed and qualified or upon their earlier death, resignation or removal in accordance with the Organizational Documents of the Surviving Company.

ARTICLE II

Effect on Diffusion Units and Merger Sub Membership Interests; Exchange of Documentation

Section 2.1     Effect on Diffusion Units and Merger Sub Membership Interests.

(a)     At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Diffusion, Merger Sub or the holder of any Diffusion Units (as defined below) or any membership interests of Merger Sub:

(i)     Membership Interests of Merger Sub. Each issued and outstanding membership interest of Merger Sub immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable membership interest of the Surviving Company at the Effective Time, and shall constitute the only outstanding membership interests of the Surviving Company. From and after the Effective Time, all certificates representing membership interests of Merger Sub shall be deemed for all purposes to represent the number of membership interests of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(ii)     Cancellation of Certain Diffusion Units. Each Membership Unit (as defined in the Existing Diffusion Operating Agreement) (each a “Diffusion Unit” and collectively the “Diffusion Units”) issued and outstanding immediately prior to the Effective Time that is owned by Diffusion, Parent, Merger Sub or any of their respective Subsidiaries shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii)     Conversion of Diffusion Units. Subject to Section 2.2(f), each Diffusion Unit issued and outstanding immediately prior to the Effective Time (other than Diffusion Units to be canceled in accordance with Section 2.1(a)(ii)) shall be converted into the right to receive the Per Share Number of validly issued, fully paid and non-assessable shares of common stock, par value $0.001 per share, of Parent (“Parent Common Stock” and, such shares of Parent Common Stock into which each Diffusion Unit is converted pursuant to this Section 2.1(a)(iii), together with any cash paid in lieu of fractional shares pursuant to Section 2.2(f), the “Per Unit Merger Consideration,” and in the aggregate, the “Merger Consideration”). All Diffusion Units converted pursuant to this Section 2.1(a)(iii), when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each member of Diffusion holding documentation representing such Diffusion Unit that, immediately prior to the Effective Time, represented a membership interest in Diffusion shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration that such holder has the right to receive under this Section 2.1 and any dividends or other distributions to which holders become entitled upon the surrender of such Diffusion Units in accordance with Section 2.2(d), in each case without interest.

(iv)     Conversion of Diffusion Convertible Notes. Subject to Section 2.2(f), with respect to each Diffusion Convertible Note issued and outstanding immediately prior to the Effective Time, the rights of the holders of the Diffusion Convertible Notes to convert such Diffusion Convertible Notes into Diffusion Units pursuant to the terms thereof shall be converted into the right to receive the Per Unit Merger Consideration in respect of each Diffusion Unit that such Diffusion Convertible Note would have otherwise been convertible into pursuant to its terms as of the Effective Time; provided, that, with respect to any such Merger Consideration comprised of Parent Common Stock, if, subsequent to the Effective Time, the number of shares of Parent Common Stock issued and outstanding shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any dividend, subdivision, reclassification, recapitalization, split, split-up, distribution, combination, exchange of stock or similar transaction, the number of shares of Parent Common Stock comprising such Merger Consideration shall be equitably adjusted to reflect fully the effect of such dividend, subdivision, reclassification, recapitalization, split, split-up, distribution, combination, exchange of stock or similar transaction, and to provide the holders of Diffusion Convertible Notes the same economic effect as contemplated by this Agreement prior to such event. All Diffusion Convertible Notes converted pursuant to this Section 2.1(a)(iv), when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of Diffusion Convertible Notes holding documentation representing such Diffusion Convertible Note that, immediately prior to the Effective Time, represented, among other things, the right to receive a certain number of membership interests in Diffusion shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration that such holder has the right to receive under this Section 2.1 and any dividends or other distributions to which holders become entitled upon the surrender of such Diffusion Convertible Notes in accordance with Section 2.2(d), in each case without interest.

(b)     Adjustments. Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Article V), if between the date of this Agreement and the Effective Time the number of outstanding shares of capital stock of Parent or the number of outstanding Diffusion Units shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any dividend, subdivision, reclassification, recapitalization, split, split-up, distribution, combination, exchange of stock or similar transaction, the Per Share Number shall be equitably adjusted to reflect fully the effect of such dividend, subdivision, reclassification, recapitalization, split, split-up, distribution, combination, exchange of stock or similar transaction, and to provide the holders of Diffusion Units the same economic effect as contemplated by this Agreement prior to such event.

Section 2.2     Exchange of Documentation.

(a)     Letter of Transmittal. Prior to the Effective Time, Diffusion shall deliver to each holder of Diffusion Units and Diffusion Convertible Notes a letter of transmittal in the form attached hereto as Exhibit C (the “Letter of Transmittal”), which (i) specifies that delivery shall be effected, and risk of loss and title to the Diffusion Units (or, in the case of holders of Diffusion Convertible Notes, Diffusion Units into which such Diffusion Convertible Notes are convertible) shall pass, only upon proper delivery of the certificates or other instruments evidencing such Diffusion Units or Diffusion Convertible Notes held by such holder (the “Certificates”), if any, to Parent, (ii) includes instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration associated with the Diffusion Units evidenced by the Certificates and (iii) provides for a release of any claims such holder may have against Parent, Diffusion, the Surviving Company or otherwise, in each case, in connection with the Merger. For the avoidance of doubt, the Merger Consideration is in consideration for and based upon the expectation of the enforceability of the obligations contained in the Letters of Transmittal and each Former Diffusion Holder will be required to submit its Letter of Transmittal agreeing to the obligations therein as a condition to receiving the Merger Consideration (other than former holders of Diffusion Unit Options and holders of Diffusion Convertible Notes that do not exercise such options or convert such notes prior to the Effective Time).

(b)     Exchange Fund. Parent shall deliver, or shall cause to be delivered, to Diffusion at the Effective Time, evidence of Parent Common Stock in book-entry form issuable pursuant to Section 2.1 (and/or certificates representing such shares, at Parent’s election). Parent shall make available from time to time after the Effective Time as necessary, cash in an amount sufficient to pay any dividends or distributions to which holders of Diffusion Units may be entitled pursuant to Section 2.2(d). All such shares of Parent Common Stock, together with an amount of cash sufficient for payment in lieu of any such fractional shares of Parent Common Stock pursuant to Section 2.2(f), are hereinafter referred to as the “Exchange Fund.”

(c)     Exchange Procedures. If a holder of Diffusion Units surrenders to Parent any Certificates, together with a properly executed Letter of Transmittal, prior to the Closing Date, and such holder is the record holder of such Certificate(s) as of the Closing Date, then the holder of such Certificate(s) shall be entitled to receive on the Closing Date (i) shares of Parent Common Stock representing that number of whole shares of Parent Common Stock that such holder has the right to receive in respect of the aggregate number of Diffusion Units previously represented by such Certificate(s) pursuant to Section 2.1(a)(iii) and (ii) a check representing cash in lieu of fractional shares that the holder has the right to receive pursuant to Section 2.2(f) and in respect of any dividends or other distributions that the holder has the right to receive pursuant to Section 2.2(d), and such Certificate(s) shall forthwith be canceled. If a holder of Diffusion Units surrenders to Parent any Certificates, together with a properly executed Letter of Transmittal at any time on or after the Closing Date, and such holder is the record holder of such Diffusion Units as of the Closing Date, then the holder of such Certificate shall be entitled to receive as soon as reasonably practicable following the Closing Date in exchange therefor the consideration described in clauses (i) and (ii) of the preceding sentence, and such Certificate(s) shall forthwith be canceled. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and delivered to Parent with all documents required to evidence and effect such transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration that the holder of such Certificate has the right to receive in respect thereof pursuant to Section 2.1 (and cash in respect of any dividends or other distributions pursuant to Section 2.2(d)). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(d)     Treatment of Unexchanged Shares. No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any Certificate that was not surrendered prior to the Effective Time (an “Unsurrendered Certificate,” and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(f), in each case, until the surrender of such Unsurrendered Certificate in accordance with this Article II. Subject to escheat or other applicable Law, following surrender of any such Unsurrendered Certificate, there shall be paid to the holder thereof, without interest, (i) at the time of such surrender, (x) the amount of any cash that such holder has the right to receive pursuant to Section 2.2(f) and (y) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the number of whole shares of Parent Common Stock issuable in exchange for such Unsurrendered Certificate under Section 2.1 and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to the number of whole shares of Parent Common Stock issuable in exchange for such Unsurrendered Certificate under Section 2.1.

(e)     No Further Ownership Rights in Diffusion Units. The Parent Common Stock delivered and cash paid in accordance with the terms of this Article II upon conversion of any Diffusion Units shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such Diffusion Units. From and after the Effective Time, (i) all holders of Certificates shall cease to have any rights as members of Diffusion other than the right to receive the Merger Consideration that such holder has the right to receive under Section 2.1 and any dividends or other distributions that holders have the right to receive upon the surrender of such Certificate in accordance with Section 2.2(d), without interest, and (ii) the transfer books of Diffusion shall be closed with respect to all Diffusion Units (and any other membership interests) outstanding immediately prior to the Effective Time. From and after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Company of Diffusion Units that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing Diffusion Units are presented to the Surviving Company or Parent for any reason, such Certificates shall be canceled and exchanged as provided in this Article II.

(f)     No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Merger, no certificates or scrip representing fractional shares of Parent Common Stock shall be delivered upon the conversion of Diffusion Units pursuant to Section 2.1, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of Diffusion Units converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares represented by the Certificates delivered by such holder) shall receive, in lieu thereof and upon surrender thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the closing price of a share of Parent Common Stock on the OTCQX market on the Closing Date as reported at http://www.otcmarkets.com/stock/RESX/quote or, if not reported therein, in another authoritative source mutually selected by Parent and Diffusion.

(g)     No Liability. None of Parent, Diffusion or Merger Sub shall be liable to any Person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this Article II that remains undistributed to the holders of Certificates as of the second anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(h)     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to Parent) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Parent shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

(i)     Exemption from Registration. The parties agree and acknowledge that the shares of Parent Common Stock issued pursuant to the terms of this Agreement are intended to be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(a)(2) thereof and/or Regulation D promulgated under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. Until the resale by the Former Diffusion Holders of their shares of Parent Common Stock issued pursuant to the terms of this Agreement has become registered (including pursuant to the Parent Registration contemplated by Section 6.11) under the Securities Act, or otherwise transferable pursuant to an exemption from such registration otherwise required thereunder, the shares of Parent Common Stock issued to the Former Diffusion Holders hereunder shall be characterized as “restricted securities” under the Securities Act and, if certificated, shall bear the following legend (or if held in book entry form, will be noted with a similar restriction):

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY, AND THE RESALE OF SUCH SHARES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS. SUCH SHARES MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER SUCH ACT OR LAWS.”

(j)     Post-Closing Adjustment. In the event it is finally determined pursuant to Section 6.12(b) that the Final Parent Net Cash Amount is less than the Estimated Parent Net Cash Amount, as soon as reasonably practicable following such determination, Parent shall cause each Former Diffusion Holder that has previously complied with the exchange procedures set forth in Section 2.2(c) and received the Merger Consideration that such Former Diffusion Holder has the right to receive under Section 2.1 based upon such Estimated Parent Net Cash Amount to receive (A) a number of additional shares of Parent Common Stock equal to the nearest whole number, rounding down, to the product of (x) the Per Share Number less the Estimated Per Share Number multiplied by (y) the aggregate number of Diffusion Units previously represented by such Former Diffusion Holder’s Certificates and (B) a check representing cash in lieu of fractional shares that the holder has the right to receive pursuant to Section 2.2(f) and in respect of any dividends or other distributions that the holder has the right to receive pursuant to Section 2.2(d).

Section 2.3     Treatment of Diffusion Unit Options.

(a)     Prior to the Effective Time, the Diffusion Board shall adopt such resolutions or take such other actions as may be required to adjust the terms of all outstanding Diffusion Unit Options to provide that, at the Effective Time, each Diffusion Unit Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Diffusion Unit Option (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration thereof provided for in the relevant Diffusion Award Plan or in the related award document by reason of the transactions contemplated hereby), a number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (x) the number of Diffusion Units subject to such Diffusion Unit Option multiplied by (y) the Per Share Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient of (x) the exercise price per Diffusion Unit subject to such Diffusion Unit Option divided by (y) the Per Share Exchange Ratio (each, a “Diffusion Rollover Option”); provided, however, that such adjustment shall in all events comply with the requirements of Section 409A of the Code.

(b)     At the Effective Time, and subject to compliance by Diffusion with Section 2.3(a), Parent shall assume all the obligations of Diffusion under the Diffusion Award Plans and each outstanding Diffusion Unit Option and the agreements evidencing the grants thereof. As soon as practicable after the final determination of the Final Parent Net Cash Amount pursuant to Section 6.12(b), Parent shall deliver to the holders of the Diffusion Rollover Options notices explaining the adjustments being made to such Diffusion Rollover Options in connection with the transactions contemplated by this Section 2.3, and the agreements evidencing the grants of such Diffusion Rollover Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3 after giving effect to the Merger).

(c)     Parent shall take all corporate action necessary (including any action required under the applicable Parent Stock Plan and/or Parent Benefit Plan) to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Diffusion Rollover Options assumed in accordance with this Section 2.3. As soon as reasonably practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to such Diffusion Rollover Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as Parent is subject to the reporting requirements pursuant to Section 13 or 15(d) of the Exchange Act and such Diffusion Rollover Options remain outstanding.

Section 2.4     Further Assurances. If, at any time before or after the Effective Time, Parent or the Surviving Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent and the Surviving Company and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE III

Representations And Warranties Of Parent And Merger Sub

Except as set forth in the disclosure letter delivered by Parent to Diffusion concurrently with this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub, jointly and severally, represent and warrant to Diffusion as set forth in this Article III. For purposes of the representations and warranties of Parent and Merger Sub contained herein, disclosure in any section of the Parent Disclosure Schedule of any facts or circumstances shall be deemed to be disclosure of such facts or circumstances with respect to all representations or warranties by Parent to which the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on the face thereof. The inclusion of any information in the Parent Disclosure Schedule or other document delivered by Parent pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

Section 3.1     Corporate Organization.

(a)          Parent.

(i)     Parent (x) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (y) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and (z) is duly qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except for such variances from the matters set forth in any of clauses (y) or (z) as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(ii)     True and complete copies of the Certificate of Incorporation of Parent, as amended through, and as in effect as of, the date of this Agreement (the “Parent Certificate of Incorporation”), and the Bylaws of Parent, as amended through, and as in effect as of, the date of this Agreement (the “Existing Parent Bylaws”), have previously been made available to Diffusion.

(iii)     The Parent Subsidiaries are the only Subsidiaries of Parent. Each Parent Subsidiary (x) is duly organized, validly existing and in good standing under the laws of its state of formation or incorporation (which, in each case, is set forth opposite such Subsidiary’s name on Section 3.1(a)(iii) of the Parent Disclosure Schedule, (y) has all organizational powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, and (z) is duly qualified to do business as a foreign company in each jurisdiction where such qualification is necessary, except for such variances from the matters set forth in any of clauses (y) or (z) as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)         Merger Sub.

(i)     True and complete copies of the certificate of formation of Merger Sub, as amended through, and as in effect as of, the date of this Agreement, and the operating agreement of Merger Sub, as amended through, and as in effect as of, the date of this Agreement, have previously been made available to Diffusion.

(ii)     Except as contemplated by this Agreement, Merger Sub does not hold and has not held any assets or incurred any liabilities, and has not carried on any business activities other than in connection with the Merger and the other transactions contemplated by this Agreement. All of the membership interests of Merger Sub are owned by Parent, free and clear of any liens, pledges, charges and security interests and similar encumbrances (“Liens”).

Section 3.2     Capitalization.

(a)     As of the date of this Agreement, the authorized capital stock of Parent consists of 1,000,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.001, of Parent (the “Parent Preferred Stock”). As of December 14, 2015, (i) 18,614,968 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding, (ii) no shares of Parent Stock were held in treasury, (iii) 3,011,498 shares of Parent Common Stock were subject to outstanding Parent Stock Options (of which Parent Stock Options to purchase an aggregate of 1,615,999 shares of Parent Common Stock were exercisable), (iv) 4,785,324 shares of Parent Common Stock were subject to Parent Warrants and (v) 2,495,350 shares of Parent Common Stock were reserved for issuance under the Parent Benefit Plans. Section 3.2 of the Parent Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each outstanding Parent Stock Option and Parent Warrant, including, as applicable, the holder, date of grant, exercise price (to the extent applicable), vesting schedule and number of shares of Parent Common Stock subject thereto and each Parent Stock Plan. The shares of Parent Common Stock to be issued pursuant to or as specifically contemplated by this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, non-assessable and fully paid.

(b)     As of the date of this Agreement, except for this Agreement, the Parent Stock Options and the Parent Warrants, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Equivalents of Parent or any Parent Subsidiary. Except for Forfeitures and Cashless Settlements in connection with the Parent Stock Options or the Parent Warrants, there are not any outstanding obligations of Parent or any of the Parent Subsidiaries to directly or indirectly redeem, repurchase or otherwise acquire any shares of capital stock or voting securities of, other equity interests in or Equity Equivalents of Parent or any Parent Subsidiary. Neither Parent nor any of the Parent Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Parent. All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement or warrant will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, non-assessable and fully paid, and have been, or will be, issued in accordance with the applicable provisions of the Securities Act and any other applicable securities Laws. The consummation of the Merger and the other transactions contemplated hereby or taken in contemplation of this Agreement will not, as of the Effective Time, trigger any preemptive rights of any Person with respect to the capital stock of Parent, whether by law or otherwise. With respect to the Parent Stock Options, each grant of a Parent Stock Option was duly authorized no later than the Grant Date by all necessary corporate action, including, as applicable, approval by the Parent Board, or a committee thereof, or a duly authorized delegate thereof, and any required approval by the stockholders of Parent by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly executed and delivered by each party thereto within a reasonable time following the Grant Date and each such grant was made in accordance with the terms of the applicable Parent Stock Plan and all other applicable Law.

(c)     No bonds, debentures, notes or other indebtedness of Parent having the right to vote on any matters on which stockholders may vote are issued or outstanding.

(d)     All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Parent are owned by Parent, directly or indirectly, free and clear of any Liens other than Permitted Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity ownership interest (other than restrictions under applicable securities Laws), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. Except for the capital stock or other equity ownership interests of the Parent Subsidiaries, as of the date of this Agreement, Parent does not beneficially own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

Section 3.3     Corporate Authorization.

(a)     Parent has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions to which it is a party contemplated hereby. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions to which it is a party contemplated hereby have been duly and validly authorized and approved by the Parent Board. The Parent Board has, by resolutions duly adopted, unanimously determined that this Agreement and the transactions contemplated hereby are in the best interests of Parent and its stockholders, has approved and adopted this Agreement and the plan of merger herein providing for the Merger, upon the terms and subject to the conditions set forth herein, approved the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions to which it is a party contemplated hereby, upon the terms and subject to the conditions set forth herein. No other corporate proceedings on the part of Parent or any other vote by the holders of any class or series of capital stock of Parent are necessary to approve or adopt this Agreement or to consummate the transactions contemplated hereby (except for the filing of the Articles of Merger, as required by applicable Law). The stockholders of Parent have no dissenters’ or appraisal rights in connection with the Merger or the other transactions contemplated hereby.

(b)     This Agreement has been duly executed and delivered by Parent and, assuming due power and authority of, and due execution and delivery by, the other parties hereto, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) (together, the “Bankruptcy and Equity Exception”).

(c)     Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions to which it is a party contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions to which it is a party contemplated hereby have been duly and validly authorized and approved by the sole member of Merger Sub. The sole member of Merger Sub has determined that this Agreement and the transactions contemplated hereby are in the best interests of Merger Sub. No other company proceeding on the part of Merger Sub is necessary to approve or adopt this Agreement or to consummate the transactions contemplated hereby (except for the filing of the Articles of Merger, as required by applicable Law). This Agreement has been duly executed and delivered by Merger Sub and, assuming due power and authority of, and due execution and delivery by, the other parties hereto, constitutes a valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.4     Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions to which it is a party contemplated hereby require at or prior to the Closing no consent or approval by, or filing with, or notification to any Governmental Entity, other than (a) the filing of the Articles of Merger with the VA Commission and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) the filing with the SEC and mailing to Parent’s stockholders of the Schedule 14f-1 at least ten (10) days prior to the Closing, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. federal or state securities Laws or “blue sky” Laws, and any foreign securities Laws and (d) any other consents, approvals or filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 3.5     Non-Contravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement do not, and the consummation of the transactions to which it is a party contemplated hereby will not, (a) violate or conflict with or result in any breach of any provision of the Organizational Documents of Parent or any of its Subsidiaries; (b) assuming compliance with the matters referred to in Section 3.4 and Section 4.4 (and assuming the accuracy and completeness of Section 4.4), violate or conflict with any provision of any applicable Law; (c) violate or conflict with or result in any breach or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled, or require consent by any Person under, any loan or credit agreement, note, mortgage, indenture, lease, Parent Benefit Plan, or Parent Material Contract; or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Parent or any of its Subsidiaries, except in the case of clause (b), (c) or (d), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 3.6     Parent SEC Filings.

(a)     Parent has timely filed all reports, schedules, forms, registration statements and other documents required to be filed by Parent with the SEC since November 1, 2013 (the “Reference Date”) (together with any documents furnished during such period by Parent to the SEC on a voluntary basis on Current Reports on Form 8-K and any reports, schedules, forms, registration statements and other documents filed with the SEC subsequent to the date hereof and prior to the Effective Time, collectively, the “Parent SEC Documents”). Each of the Parent SEC Documents, as amended prior to the date of this Agreement, complied (and each Parent SEC Document filed subsequent to the date hereof will comply) in all material respects with, to the extent in effect at the time of filing or furnishing, the requirements of the Securities Act and the Exchange Act applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed or furnished or, if amended prior to the date of this Agreement, as of the date of such amendment, contained, or with respect to Parent SEC Documents filed subsequent to the date hereof and prior to the Effective Time, will contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no unresolved comments received from the SEC staff with respect to the Parent SEC Documents on or prior to the date hereof. To the Knowledge of Parent, none of the Parent SEC Documents filed on or prior to the date hereof is subject to ongoing SEC review or investigation.

(b)     Parent maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent (i) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of Parent, as appropriate, to allow timely decisions regarding required disclosure, and (ii) has disclosed, based upon the most recent (prior to the date of this Agreement) evaluation by the chief executive officer and chief financial officer of Parent of Parent’s internal control over financial reporting, to its auditors and the audit committee of the Parent Board (A) all significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has made available to Diffusion true and complete copies of any such disclosure contemplated by clauses (A) and (B) made by management to Parent’s independent auditors and the audit committee of the Parent Board since the Reference Date.

(c)     Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC under the Securities Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any transaction involving, or liabilities of, Parent or any of its Subsidiaries in the Parent SEC Documents.

(d)     Parent is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002, as amended.

Section 3.7     Parent Financial Statements. The consolidated financial statements (including all related notes thereto) included in the Parent SEC Documents (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, the changes in stockholder’s equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to the absence of information or notes not required by GAAP to be included in interim financial statements) and were prepared, in accordance with, and complied, in all material respects with, GAAP during the periods involved (except, in the case of the unaudited statements, for the absence of footnotes and year-end adjustments) applied on a consistent basis (except as may be indicated therein or in the notes thereto).

Section 3.8     Absence of Certain Changes or Events.

(a)     Since December 31, 2014 (the “Most Recent Audit Date”), no event or events or development or developments have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)     Except in connection with the execution and delivery of this Agreement and the transactions contemplated by this Agreement, from the Most Recent Audit Date through the date of this Agreement, Parent and the Parent Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice.

Section 3.9     Undisclosed Liabilities. There are no material liabilities or obligations of Parent or any of its Subsidiaries of any nature, whether accrued, contingent, absolute, determined, determinable or otherwise, whether or not required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries other than: (a) liabilities or obligations reflected or reserved against in Parent’s consolidated balance sheet as of the Most Recent Audit Date included in the Parent SEC Documents or in the notes thereto, (b) liabilities or obligations that were incurred since the Most Recent Audit Date in the ordinary course of business consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, (c) liabilities or obligations under Contracts to which Parent or any of its Subsidiaries is a party, other than liabilities or obligations with regard to which Parent or any of its Subsidiaries has breached or is in default and (d) liabilities that have not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.10     Compliance with Laws.

(a)     Since the Reference Date, the business and operations of Parent and its Subsidiaries have been conducted in compliance with all applicable Laws (including Health Laws and Environmental Laws) except where the failure to so conduct such business and operations or comply with such Laws would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b)     All of the Parent Permits are in full force and effect in accordance with their terms and there is no proceeding or investigation to which Parent or any Parent Subsidiary is subject before a Governmental Entity (including the FDA) that is pending or threatened in writing that would reasonably be expected to result in the revocation, failure to renew or suspension of, or placement of a restriction on, any such Parent Permits, except where the failure to be in full force and effect in accordance with their terms, revocation, failure to renew, suspension or restriction would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(c)     There is no proceeding to which Parent or any Parent Subsidiary is subject before any Governmental Entity pending or threatened in writing regarding whether Parent or any of the Parent Subsidiaries has violated any applicable Laws (including Health Laws and Environmental Laws), nor, to the Knowledge of Parent, any investigation by any Governmental Entity (including the FDA) pending or threatened in writing with respect to possible violations of any applicable Laws, which, if determined or resolved adversely against Parent or any Parent Subsidiary, would, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, or would reasonably be expected to result in a Parent Material Adverse Effect.

(d)     Neither Parent nor any Parent Subsidiary, nor, to the Knowledge of Parent, any director, officer, agent, employee or Affiliate of Parent or any Parent Subsidiary is aware of any action, or any allegation made by any Governmental Entity of any action, or has taken any action, directly or indirectly, (i) that would constitute a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, or (ii) that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with Parent or any Parent Subsidiary, in order to unlawfully induce such person to act against the interest of his or her employer or principal. There is no current, pending, or, to the Knowledge of Parent, threatened charges, proceedings, investigations, audits, or complaints against Parent or any Parent Subsidiary or, to the Knowledge of Parent, any director, officer, agent, employee or Affiliate of Parent with respect to the FCPA or any other anti-corruption Law or regulation.

Section 3.11     Litigation. There is no action, suit, investigation, claim, complaint, demand, summons, cease and desist letter, subpoena, Injunction, notice of violation or other proceeding (any such proceeding, a “Proceeding”) pending or threatened in writing against Parent, Merger Sub or any of their respective Subsidiaries (or pending against or threatened in writing against any present or former officer, director or employee of Parent or any Parent Subsidiary in connection with which Parent or any Parent Subsidiary has an indemnification obligation) before any Governmental Entity (including the FDA), which, if determined or resolved adversely in accordance with the plaintiff’s or claimant’s demands, would, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries taken as a whole or would reasonably be expected to result in a Parent Material Adverse Effect. There is no Order outstanding against Parent or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, or would reasonably be expected to result in a Parent Material Adverse Effect.

Section 3.12     Title to Properties; Absence of Liens. Section 3.12 of the Parent Disclosure Schedule sets forth a true and complete description (including address, and for each lease, sublease and license, all amendments, extensions, renewals, guaranties, modifications, supplements or other agreements, if any, with respect thereto) of all real property leased, subleased or licensed by Parent or any of its Subsidiaries (collectively, the “Parent Leased Real Properties”; and the leases, subleases and licenses with respect thereto, collectively, the “Parent Real Property Leases”). Parent has delivered or otherwise made available to Diffusion true, correct and complete copies of the Parent Real Property Leases, together with all amendments, extensions, renewals, guaranties, modifications, supplements or other agreements, if any, with respect thereto. Each of the Parent Real Property Leases is in full force and effect. Parent or one of its Subsidiaries has a valid, binding and enforceable leasehold or subleasehold interest (or license, as applicable) in each Parent Leased Real Property, in each case as to such leasehold or subleasehold interest (or license, as applicable), free and clear of all Liens (other than Permitted Liens). Neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any other party thereto is in material default or breach under the terms of any Parent Real Property Lease. Neither Parent nor any of its Subsidiaries owns any real property or owns any interests (other than Parent Real Property Leases) in real property. No consents or approvals are necessary under the terms of the Parent Real Property Leases in connection with the Merger.

Section 3.13     Opinion of Financial Advisor. The Parent Board has received an opinion from Raymond James & Associates, Inc., dated as of the date of this Agreement and addressed to the Parent Board to the effect that, as of the date hereof and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Per Share Exchange Ratio is fair, from a financial point of view, to Parent and the holders of Parent Common Stock.

Section 3.14     Taxes.

(a)     All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been duly filed when due (including extensions) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects.

(b)     Parent and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established in accordance with the applicable accounting standard an adequate accrual for all material Taxes on the most recent financial statements contained in the Parent SEC Documents.

(c)     There is no claim, audit, action, suit, request for written ruling, proceeding or investigation pending or threatened in writing against or with respect to Parent or any of its Subsidiaries in respect of any Tax or Tax Return which (except in the case of a request for a written ruling) if determined adversely would, individually or in the aggregate, be expected to result in a material Tax deficiency, and there are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Parent or any of its Subsidiaries.

(d)     Parent and each of its Subsidiaries has withheld all amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. Parent and each of its Subsidiaries has reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under applicable Law.

(e)     Neither Parent nor any of its Subsidiaries is liable for any Taxes of any Person (other than Parent and its Subsidiaries) as a result of being (i) a transferee or successor of such Person, (ii) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member or (iii) a party to a tax sharing, tax indemnity or tax allocation agreement or any other agreement to indemnify such Person.

(f)     Neither Parent nor any of its Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date, as a result of (1) any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign Law), (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (3) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (4) installment sale or open transaction made on or prior to the Closing Date, (5) prepaid amount received on or prior to the Closing Date or (6) election under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law).

(g)     Neither Parent nor any of its Subsidiaries has participated or engaged in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or foreign Tax Law). Neither Parent nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or Treasury Regulations Section 1.6011-4(b) or is a material advisor as defined in Section 6111(b) of the Code.

(h)     Neither Parent nor any of its Subsidiaries has (a) been informed by any Taxing Authority in any jurisdiction in which it does not file a Tax Return that it may be required to file a Tax Return in such jurisdiction, or (b) consented to extend the time in which any Tax may be assessed or collected by any taxing authority.

(i)     Neither Parent nor any of its Subsidiaries has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed or described, in whole or in part, by Section 355 or Section 368(a)(1)(D) of the Code.

(j)     As of the date hereof, neither Parent nor any of its Subsidiaries has taken or agreed to take any action, nor does Parent have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as an exchange governed by Section 351(a) of the Code.

(k)     At all times since its formation, Merger Sub shall have been treated as an entity disregarded as separate from its owner under Treasury Regulation Section 301.7701-3(b)(1)(ii), and no election for Merger Sub to be treated as a corporation pursuant to Treasury Section 301.7701-3(c) shall have been made.

Section 3.15     Employee Benefit Plans.

(a)     Set forth on Section 3.15(a) of the Parent Disclosure Schedule is a true and complete list of each Parent Benefit Plan.

(b)     As applicable with respect to each Parent Benefit Plan, Parent has delivered or made available to Diffusion, true and complete copies of (i) each Parent Benefit Plan, including all amendments thereto, and in the case of an unwritten Parent Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements and insurance contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Entity (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, actuarial reports, financial statements and trustee reports and (vii) all records, notices and filings concerning audits or investigations by any Governmental Entity (e.g., the IRS or U.S. Department of Labor) or “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(c)     Each Parent Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other applicable Laws. The Parent Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each, a “Parent Pension Plan”) have received a current determination, opinion or advisory letter from the IRS on which they may rely to the effect that such plans and the relates trusts are qualified and exempt from federal income taxes under Sections 401(a) and 501(a) of the Code, respectively, and nothing has occurred that would reasonably be expected to materially and adversely affect the qualification or tax exempt status of such Parent Pension Plans or the related trusts.

(d)     Neither Parent nor any Subsidiary thereof maintains, contributes to, is required to contribute to, or has any liability or obligation with respect to, any plan, program, contract, agreement or arrangement that is (i) subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 413 of the Code or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(e)     There are no pending audits or investigations by any Governmental Entity involving any Parent Benefit Plan, and no pending, or to the Knowledge of Parent, threatened claims (except for individual claims for benefits payable in the normal operation of the Parent Benefit Plans), suits or proceedings involving any Parent Benefit Plan, any fiduciary thereof or service provider thereto.

(f)     No Parent Benefit Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by law or (B) death or retirement benefits under a Parent Benefit Plan qualified under Section 401(a) of the Code or other Law, and neither Parent nor any Subsidiary thereof has made a written or oral representation to any Person promising the same.

(g)     Except as set forth in Section 3.15(g) of the Parent Disclosure Schedule, Parent’s execution of, and performance of the transactions contemplated by this Agreement will not either alone or in connection with any other event(s) (i) result in any payment or benefit becoming due to (or increase the amount of payments or benefits owed to) any current or former employee, officer, director or independent contractor of Parent or any Subsidiary thereof or (ii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Parent Benefit Plan.

(h)     No payment or benefit which is or may be made by, from or with respect to any Parent Benefit Plan or otherwise to any “disqualified individual” (within the meaning of Code Section 280G and the regulations thereunder) of Parent or any Subsidiary thereof and that is treated as being “contingent” on the transactions contemplated by this Agreement under Code Section 280G and the regulations thereunder will or could reasonably be characterized as a “parachute payment” under Section 280G of the Code.

(i)     Parent and each Subsidiary thereof have, for purposes of each Parent Benefit Plan and for all other purposes, correctly classified all individuals performing services for Parent and its Subsidiaries as common law employees, leased employees or independent contractors, as applicable.

(j)     Each Parent Benefit Plan primarily benefitting Persons outside of the United States that provides retirement, termination, long-service or other similar benefits is either fully funded, or the liability for such benefits is fully reflected in the Parent Financial Statements (determined in accordance with generally accepted accounting principles and valuation techniques in the jurisdiction in which such Parent Benefit Plan is maintained).

Section 3.16     Employees; Labor Matters.

(a)     Neither Parent nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, and there are no labor unions or other labor organizations representing, purporting to represent or, to the Knowledge of Parent, attempting to represent any employees of Parent or any of its Subsidiaries in their capacity as such.

(b)     Since the Reference Date, there has not occurred or been threatened in writing any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity with respect to any employees of Parent or any of its Subsidiaries. To the Knowledge of Parent, no labor union or other labor organization is engaged in any organizing campaign with respect to the employment by Parent or any of its Subsidiaries of any employees of Parent or any of its Subsidiaries, and to the Knowledge of Parent, no such organizing activity is threatened. There are no unfair labor practice charges or complaints, labor grievances or labor arbitrations pending or threatened in writing against Parent or any of its Subsidiaries, and there is no representation petition or demand for recognition pending or threatened in writing with respect to employment by Parent or any of its Subsidiaries of any employee of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has engaged in any plant closing or employee layoff activities since the Reference Date that would violate or give rise to an obligation to provide any notice under the Worker Adjustment and Retraining Notification Act or any similar state or local Law.

(c)     Parent and its Subsidiaries have been in compliance with all applicable Laws relating to employment and labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes, except where noncompliance would not reasonably be expected to result in a Parent Material Adverse Effect.

(d)     Section 3.16(d) of the Parent Disclosure Schedule lists each employee of Parent and each of its Subsidiaries who was terminated or laid off for any reason other than for cause, or whose hours were reduced by more than 50%, during the ninety (90) days preceding the date of this Agreement, and for each such employee, sets forth: (i) the date of such termination, layoff or reduction in hours; and (ii) the location to which the employee was assigned. No later than the Closing Date, Parent shall update Section 3.16(d) of the Parent Disclosure Schedule to reflect any employment terminations, layoffs, or reduction in hours by more than 50% effected by Parent or any of its Subsidiaries between the date hereof and the Closing Date.

Section 3.17     Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) neither Parent nor any of its Subsidiaries has received any written notice, demand, request for information, citation, summons or Order, and no complaint has been filed, no penalty has been assessed, no liability has been incurred, and no investigation, action, written claim, suit or proceeding is pending or, to the Knowledge of Parent, has been threatened in writing by any Governmental Entity or other Person with respect to or arising out of any applicable Environmental Law; (b) neither Parent nor any of its Subsidiaries or predecessors in interest has had a Release of a hazardous or toxic substance, material or waste, pollutant or contaminant, including petroleum, petroleum constituents, infectious materials, medical waste and radioactive materials (“Hazardous Substance”) or exposed any Person to any Hazardous Substances at, on, under or from any properties currently or, (at the time owned, leased or operated by Parent, any Parent Subsidiary or any of their respective predecessors in interest), properties formerly owned, leased, or operated by Parent, any Parent Subsidiary or any of their respective predecessors in interest that are reasonably likely to result in any cost, liability or obligation of Parent or any Parent Subsidiary under any applicable Environmental Law; (c) neither Parent nor any of its Subsidiaries has transported, stored, treated, recycled or disposed, or arranged for the transportation, storage, treatment, recycling or disposal, of any Hazardous Substances at any off-site location that is reasonably likely to result in any cost, liability or obligation to remediate by the Parent or any of its Subsidiaries under any applicable Environmental Laws; and (d) neither Parent nor any Subsidiary has expressly assumed by contract or operation of law the environmental liabilities of any other Person.

Section 3.18     Intellectual Property.

(a)     Section 3.18(a) of the Parent Disclosure Schedule sets forth a complete and correct list of all (i) Patents, (ii) registered Trademarks, (iii) registered Copyrights and (iv) domain names owned or co-owned by Parent or any of its Subsidiaries, specifying as to each such item, as applicable, the owner of record (and co-owner, where applicable), jurisdiction of application and/or registration, the application and/or registration number, the date of application or registration, and the status of application or registration, including without limitation any deadlines for renewals, maintenance fees or other required filings.

(b)     Section 3.18(b) of the Parent Disclosure Schedule sets forth a complete and correct list of all material agreements under which: (i) Parent or any of its Subsidiaries uses or has the right to use any Intellectual Property Rights owned by a third party (other than off-the-shelf software licensed under shrink wrap agreements); (ii) Parent or any of its Subsidiaries has granted a license or sublicense to any third party to use any Intellectual Property Rights; and (iii) any Intellectual Property Right is or have been developed for Parent or any of its Subsidiaries, assigned to Parent or any of its Subsidiaries, or assigned by Parent or any of its Subsidiaries to a third party (the agreements listed in subsections (i) through (iii) above, the “Parent IPR Agreements”).

(c)     Except as set forth on Section 3.18(c) of the Parent Disclosure Schedule:

(i)     To the Knowledge of Parent, the Parent IPR, together with the Intellectual Property Rights licensed to Parent under the Parent IPR Agreements, constitutes all of the Intellectual Property Rights necessary to conduct and operate the businesses of the Parent and its Subsidiaries as currently conducted.

(ii)     Parent holds the exclusive right, title and interest to the Parent IPR, free and clear of all Liens (other than the Parent IPR Agreements, or non-exclusive licenses granted by Parent or its Subsidiaries (expressly or implicitly) in the ordinary course of business in connection with the sale, lease or transfer of products), adverse claims or other restrictions, or any requirement of any past, present or future royalty payments. The consummation of the transactions contemplated by this Agreement will not result in a loss or impairment of, require payment of any amounts with respect to, nor require the consent of any other Person in respect of Parent’s and its Subsidiaries’ right to own, use or hold for use by Parent or its Subsidiaries, any of the Parent IPR or to use any Intellectual Property Rights licensed under the Parent IPR Agreements in the conduct and operation of the businesses of Parent and its Subsidiaries as currently conducted or conducted within the previous two fiscal years in all material respects.

(iii)     None of the Parent IPR is or has been involved in any opposition, cancellation, interference, reissue or, except as set forth in Section 3.18(c) of the Parent Disclosure Schedule, reexamination proceeding; no material Software owned or co-owned by Parent, or any other Parent IPR, has been placed in escrow; and no Parent IPR is the subject of any Order (excluding rejections, orders or rulings issues in the context of the application for registration of Parent IPR) or any Proceeding. Except for the license agreements listed in Section 3.18(b)(i) and (iii) of the Parent Disclosure Schedule, Parent has not granted any options with respect to, or has otherwise encumbered or placed limitations on any Parent IPR or Parent’s or its Subsidiaries’ use thereof.

(iv)     The Parent IPR are enforceable and in full force and effect. Neither Parent nor its Subsidiaries have received in the past two (2) years any written notice alleging that any Parent IPR or any Parent IPR Agreements are invalid or unenforceable, or challenging Parent’s or any of its Subsidiaries’ ownership of or right to use any such rights. Each of the registrations and recordations of Parent IPR identified in Section 3.18(a) of the Parent Disclosure Schedule is held and/or recorded in the name of Parent or one of its Subsidiaries, is in full force, enforceable, has been duly applied for and registered in accordance with applicable Law, including without limitation in the case of Patents the duty of candor, and all past or outstanding maintenance obligations have been satisfied. All necessary and material registration, maintenance and renewal fees in connection with the Parent IPR have been paid and all necessary documents and certificates in connection with such Parent IPR have been filed with the relevant authorities in the jurisdictions in which such Parent IPR is registered for the purposes of maintaining such Parent IPR.

(v)     The Parent IPR Agreements are valid and are in full force and effect and constitute legal, valid and binding obligations of Parent, and, to the Knowledge of Parent, of the other parties thereto. Parent has not given or received any notice of default or any event which with the lapse of time would constitute a default under the Parent IPR Agreements.

(vi)     To the Knowledge of Parent, the products and services and the business of Parent and its Subsidiaries as currently conducted do not infringe, misappropriate or violate, the Intellectual Property Rights of any third party, and Parent has not received any written cease and desist, invitation to license or other notice in the past two (2) years alleging, expressly or implicitly, that Parent or any of its Subsidiaries requires any license with respect to, or is infringing, misappropriating or violating the Intellectual Property Rights of any third party. Neither Parent nor any of its Subsidiaries is subject to any Order barring or limiting the use of any Intellectual Property Rights, and neither Parent nor any of its Subsidiaries is a party to any past, pending or, to the Knowledge of Parent, threatened, action, lawsuit, or any other judicial, arbitral or administrative proceeding relating to any Intellectual Property Rights, including without limitation involving any claim that Parent or any of its Subsidiaries infringed or infringes, misappropriated or is misappropriating or violated or is violating the Intellectual Property Rights of any third party.

(vii)     Parent has taken commercially reasonable and appropriate steps to protect and maintain all Parent IPR, including without limitation to preserve the confidentiality of any Trade Secrets. Any disclosure by Parent or its Subsidiaries of Trade Secrets to any third party has been pursuant to the terms of a written agreement with such Person or is otherwise lawful. Parent has in place appropriate written internal information security policies, which are published to employees and enforced, and which include guidelines for the use, processing, confidentiality and security of Parent, employee and other confidential data consistent with applicable Law, contractual commitments of Parent and its Subsidiaries. Parent’s and its Subsidiaries’ practices with regard to the collection, dissemination and use of data are and have been in accordance in all material respects with applicable Laws relating to data protection, contractual commitments of Parent or the applicable Subsidiary and any published privacy policies, and Parent has a written agreement with each third party service provider having access to such data requiring compliance with such applicable Laws and/or contractual commitments. Neither Parent nor any of its Subsidiaries has suffered a material security breach with respect to their data or systems, and neither Parent nor any of its Subsidiaries has notified or had reason to notify customers or employees of any information security breach.

(viii)      Except as set forth in Section 3.18(a) of the Parent Disclosure Schedule, all rights of inventors, authors and other persons who participated in the development of the Parent IPR have been duly assigned to Parent pursuant to a written agreement, and such assignments have been duly recorded in accordance with applicable Law.

(ix)     To the Knowledge of Parent, no third party has or is infringing on, misappropriating or otherwise violating any Parent IPR. In the last six (6) years, neither Parent nor any of its Subsidiaries has sent any written notice to or asserted or threatened any action or claim against any Person involving or relating to any Parent IPR.

(x)     No Parent IPR were developed, in whole or in part (A) pursuant to or in connection with any professional, technical or industry standard setting organization, (B) under contract with any Governmental Authority, or (C) using any software, software development toolkits, databases, libraries, scripts, or other, similar modules of software that are subject to “open source” or similar license terms.

(xi)     All material Software owned or used by Parent or its Subsidiaries under license is, in good working order and condition and is sufficient in all material respects for the purposes for which it is used; neither Parent nor its Subsidiaries has experienced any material defects in design, workmanship or material in connection with the use of such Software that have not been corrected; to the Knowledge of Parent, no such Software contains any computer code or any other procedures, routines or mechanisms which may: (A) disrupt, disable, harm or impair in any material way such Software’s operation, (B) cause such Software to damage or corrupt any data, storage media, programs, equipment or communications of Parent, its Subsidiaries or clients, or otherwise interfere with Parent’s or its Subsidiaries’ operations or (C) permit any third party to access any such Software to cause disruption, disablement, harm, impairment, damage or corruption (sometimes referred to as “traps”, “access codes” or “trap door” devices).

Section 3.19     Parent Material Contracts.

(a)       Section 3.19 of the Parent Disclosure Schedule sets forth a list of each Contract (each a “Parent Material Contract”) to which Parent or any of its Subsidiaries is a party as of the date of this Agreement or by which Parent, any of its Subsidiaries or any of its respective properties or assets is bound as of the date of this Agreement, which:

(i)     is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC under the Securities Act;

(ii)     contains covenants of Parent or any of its Subsidiaries not to compete or engage in any line of business or compete with any Person in any geographic area;

(iii)     pursuant to which Parent or any of its Subsidiaries has entered into a partnership or joint venture with any other Person (other than Parent or any of its Subsidiaries);

(iv)     relates to or evidences indebtedness for borrowed money or any guarantee of indebtedness for borrowed money by Parent or any of its Subsidiaries in excess of $25,000;

(v)     evidences any guarantee of obligations of any Person other than a wholly owned Subsidiary of Parent in excess of $25,000;

(vi)     relates to any merger, acquisition or business combination to which Parent or any of its Subsidiaries was a party that contains any obligation of Parent or any Parent Subsidiary that may be required to be performed after the Closing;

(vii)     contains provisions (a) restricting Parent or its Subsidiaries from freely setting prices for its products, services or technologies (including “most favored nations” terms and conditions (including with respect to pricing), (b) granting any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person or (c) that limits or purports to limit in any material respect the ability of Parent or any of its Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or businesses;

(viii)     includes indemnification obligations of Parent or any of its Subsidiaries with a liability of $25,000; or

(ix)     would require the consent of, or notice to, any other party thereto prior to or in connection with the consummation of the Merger or any of the other transactions contemplated by this Agreement;

provided, that, notwithstanding the foregoing, the Parent Benefit Plans shall not be deemed to be Parent Material Contracts for purposes of this Agreement.

(b)      Parent has provided Diffusion with a true and correct copy of each Parent Material Contract.

(c)     Each Parent Material Contract is (assuming due power and authority of, and due execution and delivery by the parties thereto other than Parent or any of its Subsidiaries) a valid and binding obligation of Parent or its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception, except for any failures to be valid and binding which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any other party to any Parent Material Contract, is in breach of or in default under any Parent Material Contract, and, to the Knowledge of Parent, no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by any party thereto, and neither Parent nor any of its Subsidiaries has received any claim of any such breach or default, except for such breaches and defaults which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 3.20     Brokers’ and Finders’ Fees. Except for Raymond James & Associates, Inc., the fees and expenses of which will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their respective Subsidiaries who is entitled to any fee or commission from Parent, Merger Sub or any of their respective Subsidiaries in connection with the transactions contemplated hereby.

Section 3.21     Takeover Laws. No “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other anti-takeover statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated hereby by reason of Parent or Merger Sub being a party to this Agreement, performing its obligations hereunder and consummating the Merger and the other transactions contemplated hereby, including, but not limited to, the applicable provisions of the VA LLC Act or the General Corporation Law of the State of Delaware. There is no stockholder rights plan in effect, to which Parent is a party or otherwise bound.

Section 3.22     Affiliate Transactions. Except as set forth in Section 3.22 of the Parent Disclosure Schedule, there are no transactions, agreements, arrangements or understandings between (i) Parent or any of its Subsidiaries, on the one hand, and (ii) any directors, officers or stockholders of Parent, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC under the Securities Act.

Section 3.23     Regulatory Matters.

(a)     Neither Parent nor any Parent Subsidiary has Knowledge of any actual or threatened enforcement action by the FDA or any other Governmental Entity which has jurisdiction over the operations of Parent and its Subsidiaries, and, since the Reference Date, none has received notice of any pending or overtly threatened claim by the FDA or any other Governmental Entity which has jurisdiction over the operations of Parent and its Subsidiaries against Parent or its Subsidiaries, and neither Parent nor any of its Subsidiaries has any Knowledge of or reason to believe that any Governmental Entity is considering such an action.

(b)     Since the Reference Date, all material reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA or any other Governmental Entity by Parent or its Subsidiaries have been so filed, maintained or furnished. All such reports, documents, claims, and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing prior to the date of this Agreement) such that no material liability exists with respect to the completeness or accuracy of such filing. All fees required to be paid to the FDA by Parent or its Subsidiaries have been timely paid in full.

(c)     Except as set forth on Section 3.23(c) of the Parent Disclosure Schedule, Parent and its Subsidiaries have not received any FDA Form 483, Warning Letter, untitled letter or other correspondence or notice from the FDA or other Governmental Entity alleging or asserting noncompliance with any applicable Laws or Permits, and Parent and its Subsidiaries have no knowledge or reason to believe that the FDA or any other Governmental Entity is considering such an action.

(d)     Except as set forth in Section 3.23(d) of the Parent Disclosure Schedule, all studies, tests and preclinical and clinical trials being conducted by Parent or its Subsidiaries have been and are being conducted in material compliance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and applicable Laws, rules, regulations and guidance, including, but not limited to the applicable requirements of Good Laboratory Practices or Good Clinical Practices, as applicable.  To the Knowledge of Parent, there are no studies, tests or trials the results of which materially call into question the clinical results described or referred to in the Parent SEC Documents, when viewed in the context in which such results are described and the clinical state of development.  Parent and Parent Subsidiaries have not received any written notices, correspondence or other communication from the FDA or any other Governmental Entity since the Reference Date, requiring the termination, suspension or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, Parent or its Subsidiaries, or in which Parent or its Subsidiaries have participated, and Parent and its Subsidiaries have no Knowledge that the FDA or any other Governmental Entity will take such action.  For the purposes of this Agreement, (i) “Good Clinical Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in 21 C.F.R. Parts 50, 54, 56, 312, 314, 320, 812, and 814 and (ii) “Good Laboratory Practices” means the FDA’s standards for conducting non-clinical laboratory studies contained in 21 C.F.R. Part 58.

(e)     Since the Reference Date, the manufacture of products by or on behalf of Parent and its Subsidiaries has been and is being conducted in material compliance with all applicable Laws including the FDA’s current Good Manufacturing Practices, Good Laboratory Practices and Good Clinical Practices.  In addition, since the Reference Date, Parent and its Subsidiaries have been and are in material compliance with all other applicable FDA requirements, including, but not limited to, registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and 807.  For the purposes of this Agreement, “Good Manufacturing Practices” means the requirements set forth in the quality systems regulations for medical devices contained in 21 C.F.R. Part 820, and current good manufacturing practices for drugs, including but not limited to the regulations for drugs and finished pharmaceutical products contained in 21 C.F.R. Part 210 and 211, respectively.

(f)     Parent and its Subsidiaries are and at all times since the Reference Date have been in material compliance with federal or state criminal or civil Laws (including without limitation the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (31 U.S.C. §3729 et seq.), Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), the Veterans Health Care Act of 1992, and any comparable state Laws), or the regulations promulgated pursuant to such Laws, or which are cause for civil penalties or mandatory or permissive exclusion from Medicare, Medicaid or any other state or federal health care program (“Program”).  There is no civil, criminal, administrative or other action, suit, demand, claim, hearing, proceeding, notice or demand pending, received by or, to the Knowledge of Parent, overtly threatened against Parent or any Parent Subsidiary which could reasonably result in its exclusion from participation in any Program or other third-party payment programs in which Parent or any Parent Subsidiary participates.

(g)     Neither Parent nor any Parent Subsidiary, and, to the Knowledge of Parent, none of their officers, employees, agents or clinical investigators has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. None of Parent, any Parent Subsidiary or, to the Knowledge of Parent, any of their officers, employees, or agents has been convicted of any (i) debarment under 21 U.S.C. Section 335a or any similar Law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law.

(h)     Neither Parent nor any of its Parent Subsidiaries is subject to any pending or, to the Knowledge of Parent, threatened investigation by the FDA, the United States Department of Health and Human Services’ Office of Inspector General, or the United States Department of Justice pursuant to the Anti-Kickback Statute, the False Claims Act, the Federal Food, Drug and Cosmetic Act, as amended, or any other applicable Law, including without limitation any equivalent or similar statute or regulation of any state or foreign regulatory or Governmental Entities.

Section 3.24     Insurance. With respect to each insurance policy that is material to Parent and its Subsidiaries that is currently in place, neither Parent nor any of its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) and, to the Knowledge of Parent, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy. Except as would not reasonably be expected to result in a Parent Material Adverse Effect, Parent’s insurance policies protect Parent’s and its Subsidiaries’ properties from losses and risks in a manner reasonable for its and their respective assets and properties and are of the types and in amounts customarily carried by Persons conducting similar businesses or operating similar assets in the area(s) in which Parent’s business is conducted. Except as set forth on Section 3.24 of the Parent Disclosure Schedule, there is no material claim pending under any of such policies as to which coverage has been denied by the underwriters of such policies. The foregoing representations shall not apply to insurance policies under the Parent Benefits Plans.

Section 3.25     Disclosure. No representation or warranty or other statement made by Parent or its Subsidiaries in this Agreement, the Parent Disclosure Schedule, or otherwise in connection with the transactions contemplated hereby contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

ARTICLE IV

Representations and Warranties of Diffusion

Except as set forth in the disclosure letter delivered by Diffusion to Parent concurrently with this Agreement (the “Diffusion Disclosure Schedule”), Diffusion represents and warrants to Parent as set forth in this Article IV. For purposes of the representations and warranties of Diffusion contained herein, disclosure in any section of the Diffusion Disclosure Schedule of any facts or circumstances shall be deemed to be disclosure of such facts or circumstances with respect to all representations or warranties by Diffusion to which the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on the face thereof. The inclusion of any information in the Diffusion Disclosure Schedule or other document delivered by Diffusion pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

Section 4.1     Corporate Organization.

(a)     Diffusion (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, (ii) has all requisite limited liability company power and authority to own or lease its properties and assets and to carry on its business as now conducted and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and (iii) is duly qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except for such variances from the matters set forth in any of clauses (ii) or (iii) as would not, individually or in the aggregate, reasonably be expected to have a Diffusion Material Adverse Effect.

(b)     True and complete copies of the Existing Diffusion Articles and the Existing Diffusion Operating Agreement have previously been made available to Parent.

Section 4.2     Capitalization.

(a)     As of the date of this Agreement, Diffusion has authorized and outstanding 18,083,369 membership units, represented by an equal number of Diffusion Units, all of which are voting units. As of December 14, 2015: (i) 5,366,649 Diffusion Units were issuable upon conversion of the outstanding Diffusion Convertible Notes, (ii) 4,100,000 Diffusion Units were subject to outstanding Diffusion Unit Options (of which Diffusion Unit Options to purchase an aggregate of 2,297,840 Diffusion Units were exercisable) and (iii) no Diffusion Units were reserved for issuance under the Diffusion Benefit Plans. Section 4.2 of the Diffusion Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each outstanding Diffusion Unit Option, including, as applicable, the holder, date of grant, exercise price (to the extent applicable), vesting schedule and number of Diffusion Units subject thereto and each Diffusion Award Plan.

(b)     As of the date of this Agreement, except for this Agreement and the Diffusion Unit Options and Diffusion Convertible Notes, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Diffusion to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Equivalents of Diffusion. Except for Forfeitures and Cashless Settlements in connection with the Diffusion Unit Options, there are not any outstanding obligations of Diffusion to directly or indirectly redeem, repurchase or otherwise acquire membership interests or voting securities of, other equity interests in or Equity Equivalents of Diffusion. Diffusion is not a party to any voting agreement with respect to the voting of any membership interests or voting securities of, or other equity interests in, Diffusion. All outstanding membership interests of Diffusion have been, and all shares that may be issued pursuant to any employee option or other compensation plan or arrangement or warrant will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, non-assessable and fully paid, and have been, or will be, issued in accordance with applicable securities Laws. The consummation of the Merger and the other transactions contemplated hereby or taken in contemplation of this Agreement will not, as of the Effective Time, trigger any preemptive rights of any Person with respect to the membership interests of Diffusion, whether by law or otherwise. With respect to the Diffusion Unit Options, each grant of a Diffusion Unit Option was duly authorized no later than the Grant Date by all necessary company action, including, as applicable, approval by the Diffusion Board, or a committee thereof, or a duly authorized delegate thereof, and any required approval by the members of Diffusion by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly executed and delivered by each party thereto within a reasonable time following the Grant Date and each such grant was made in accordance with the terms of the applicable Diffusion Award Plan and all other applicable Law.

(c)     No bonds, debentures, notes or other indebtedness of Diffusion having the right to vote on any matters on which members may vote are issued or outstanding.

(d)     As of the date of this Agreement, Diffusion does not beneficially own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

Section 4.3     Company Authorization.

(a)     Except as set forth on Section 4.3 of the Diffusion Disclosure Schedule, Diffusion has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions to which it is a party contemplated hereby. The execution, delivery and performance by Diffusion of this Agreement and the consummation by Diffusion of the transactions to which it is a party contemplated hereby have been duly and validly authorized and approved by the Diffusion Board. The Diffusion Board has, by resolutions duly adopted, unanimously determined that this Agreement and the transactions contemplated hereby are in the best interests of Diffusion and its members, has approved and adopted this Agreement and the plan of merger herein providing for the Merger, upon the terms and subject to the conditions set forth herein, approved the execution, delivery and performance by Diffusion of this Agreement and the consummation of the transactions to which it is a party contemplated hereby, upon the terms and subject to the conditions set forth herein. No other company proceedings on the part of Diffusion or any other vote by the holders of any class or series of membership interests of Diffusion or of the Diffusion Convertible Notes are necessary to approve or adopt this Agreement or to consummate the transactions contemplated hereby (except for the filing of the Articles of Merger, as required by applicable Law). The members of Diffusion have no dissenters’ or appraisal rights in connection with the Merger or the other transactions contemplated hereby.

(b)     This Agreement has been duly executed and delivered by Diffusion and, assuming due power and authority of, and due execution and delivery by, the other parties hereto, constitutes a valid and binding obligation of Diffusion, enforceable against Diffusion in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.4     Governmental Authorization. The execution, delivery and performance by Diffusion of this Agreement and the consummation by Diffusion of the transactions to which it is a party contemplated hereby require at or prior to the Closing no consent or approval by, or filing with, or notification to any Governmental Entity, other than (a) the filing of the Articles of Merger with the VA Commission and appropriate documents with the relevant authorities of other states in which Diffusion is qualified to do business, (b) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. federal or state securities Laws or “blue sky” Laws, and any foreign securities Laws, and (c) any other consents, approvals or filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Diffusion Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 4.5     Non-Contravention. The execution, delivery and performance by Diffusion of this Agreement do not, and the consummation of the transactions to which it is a party contemplated hereby will not, (a) violate or conflict with or result in any breach of any provision of the Organizational Documents of Diffusion; (b) assuming compliance with the matters referred to in Section 3.4 and Section 4.4 (and assuming the accuracy and completeness of Section 3.4), violate or conflict with any provision of any applicable Law; (c) violate or conflict with or result in any breach or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Diffusion is entitled, or require consent by any Person under, any loan or credit agreement, note, mortgage, indenture, lease, Diffusion Benefit Plan, or Diffusion Material Contract; or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Diffusion, except in the case of clause (b), (c) or (d), as would not, individually or in the aggregate, reasonably be expected to have a Diffusion Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 4.6     Diffusion Financial Statements. Section 4.6 of the Diffusion Disclosure Schedule sets forth: (i) the unaudited balance sheet of Diffusion as of December 31, 2014 and the related statements of income and cash flows for the year then ended and (ii) the unaudited balance sheet of Diffusion as of November 30, 2015 and the related unaudited statements of income and cash flows for the 11-month period then ended (collectively, including with respect to the balance sheets and related statements of income and cash flows, any reports, notes and schedules thereto, the “Diffusion Financial Statements”). Except as set forth in the notes thereto, the Diffusion Financial Statements fairly present in all material respects the financial position of Diffusion as of the respective dates thereof, and the results of operations and cash flows of Diffusion for the respective periods then ended (subject to and except for the absence of footnotes and year-end adjustments in the case of interim periods) applied on a consistent basis (except as may be indicated therein or in the notes thereto). Diffusion maintains a standardized system of accounting established and administered in accordance with its past practices and methodologies. The books of accounts and records of Diffusion are complete and correct in all material respects, and there have been no transactions involving Diffusion which properly should have been set forth in business records and which have not been accurately so set forth. The Diffusion Financial Statements have not been prepared in accordance with GAAP and, for the avoidance of doubt, Diffusion makes no representation that the Diffusion Financial Statements have been prepared in accordance with GAAP.

Section 4.7     Insurance. With respect to each insurance policy that is material to Diffusion that is currently in place, Diffusion is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) and, to the Knowledge of Diffusion, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy. Except as would not reasonably be expected to result in a Diffusion Material Adverse Effect, Diffusion’s insurance policies protect Diffusion’s properties from losses and risks in a manner reasonable for its respective assets and properties and are of the types and in amounts customarily carried by Persons conducting similar businesses or operating similar assets in the area(s) in which Diffusion’s business is conducted. Except as set forth on Section 4.7 of the Diffusion Disclosure Schedule, there is no material claim pending under any of such policies as to which coverage has been denied by the underwriters of such policies. The foregoing representations shall not apply to insurance policies under the Diffusion Benefits Plans.

Section 4.8     Absence of Certain Changes or Events.

(a)        Since December 31, 2014, no event or events or development or developments have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Diffusion Material Adverse Effect.

(b)        Except in connection with the execution and delivery of this Agreement and the transactions contemplated by this Agreement, from December 31, 2014 through the date of this Agreement, Diffusion has carried on its business in all material respects in the ordinary course of business consistent with past practice.

Section 4.9     Undisclosed Liabilities. There are no material liabilities or obligations of Diffusion of any nature, whether accrued, contingent, absolute, determined, determinable or otherwise, whether or not required by GAAP to be reflected on a balance sheet of Diffusion other than: (a) liabilities or obligations reflected or reserved against in Diffusion’s balance sheet as of December 31, 2014 included in the Diffusion Disclosure Schedules or in the notes thereto, (b) liabilities or obligations that were incurred since December 31, 2014 in the ordinary course of business consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, (c) liabilities or obligations under Contracts to which Diffusion is a party, other than liabilities or obligations with regard to which Diffusion has breached or is in default and (d) liabilities that have not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Diffusion Material Adverse Effect.

Section 4.10     Compliance with Laws.

(a)       Since the Reference Date, the business and operations of Diffusion have been conducted in compliance with all applicable Laws (including Health Laws and Environmental Laws) except where the failure to so conduct such business and operations or comply with such Laws would not, individually or in the aggregate, reasonably be expected to have a Diffusion Material Adverse Effect, or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b)       All of the Diffusion Permits are in full force and effect in accordance with their terms and there is no proceeding or investigation to which Diffusion is subject before a Governmental Entity (including the FDA) that is pending or threatened in writing that would reasonably be expected to result in the revocation, failure to renew or suspension of, or placement of a restriction on, any such Diffusion Permits, except where the failure to be in full force and effect in accordance with their terms, revocation, failure to renew, suspension or restriction would not, individually or in the aggregate, reasonably be expected to have a Diffusion Material Adverse Effect, or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(c)       There is no proceeding to which Diffusion is subject before any Governmental Entity pending or threatened in writing regarding whether Diffusion has violated any applicable Laws (including Health Laws and Environmental Laws), nor, to the Knowledge of Diffusion, any investigation by any Governmental Entity (including the FDA) pending or threatened in writing with respect to possible violations of any applicable Laws, which, if determined or resolved adversely against Diffusion, would, individually or in the aggregate, reasonably be expected to be material to Diffusion, or would reasonably be expected to result in a Diffusion Material Adverse Effect.

(d)       Neither Diffusion, nor, to the Knowledge of Diffusion, any director, officer, agent, employee or Affiliate of Diffusion is aware of any action, or any allegation made by any Governmental Entity of any action, or has taken any action, directly or indirectly, (i) that would constitute a violation by such Persons of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, or (ii) that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with Diffusion, in order to unlawfully induce such person to act against the interest of his or her employer or principal. There is no current, pending, or, to the Knowledge of Diffusion, threatened charges, proceedings, investigations, audits, or complaints against Diffusion or, to the Knowledge of Diffusion, any director, officer, agent, employee or Affiliate of Diffusion with respect to the FCPA or any other anti-corruption Law or regulation.

Section 4.11     Litigation. Except as set forth on Section 4.11 of the Diffusion Disclosure Schedule, there is no Proceeding pending against or threatened in writing against Diffusion (or pending against or threatened in writing against any present or former officer, director or employee of Diffusion in connection with which Diffusion has an indemnification obligation) before any Governmental Entity (including the FDA), which, if determined or resolved adversely in accordance with the plaintiff’s or claimant’s demands, would, individually or in the aggregate, reasonably be expected to be material to Diffusion or would reasonably be expected to result in a Diffusion Material Adverse Effect. There is no Order outstanding against Diffusion which would, individually or in the aggregate, reasonably be expected to be material to Diffusion or would reasonably be expected to result in a Diffusion Material Adverse Effect.

Section 4.12     Title to Properties; Absence of Liens. Section 4.12 of the Diffusion Disclosure Schedule sets forth a true and complete description (including address, and for each lease, sublease and license, all amendments, extensions, renewals, guaranties, modifications, supplements or other agreements, if any, with respect thereto) of all real property leased, subleased or licensed by Diffusion (collectively, the “Diffusion Leased Real Properties”; and the leases, subleases and licenses with respect thereto, collectively, the “Diffusion Real Property Leases”). Diffusion has delivered or otherwise made available to Parent true, correct and complete copies of the Diffusion Real Property Leases, together with all amendments, extensions, renewals, guaranties, modifications, supplements or other agreements, if any, with respect thereto. Each of the Diffusion Real Property Leases is in full force and effect. Diffusion has a valid, binding and enforceable leasehold or subleasehold interest (or license, as applicable) in each Diffusion Leased Real Property, in each case as to such leasehold or subleasehold interest (or license, as applicable), free and clear of all Liens (other than Permitted Liens). Neither Diffusion nor, to the Knowledge of Diffusion, any other party thereto is in material default or breach under the terms of any Diffusion Real Property Lease. Diffusion does not own and has not owned any real property and does not own any interests (other than Diffusion Real Property Leases) in real property. No consents or approvals are necessary under the terms of the Diffusion Real Property Leases in connection with the Merger.

Section 4.13     Taxes.

(a)       All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, Diffusion have been duly filed when due (including extensions) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects.

(b)       Diffusion has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established in accordance with the applicable accounting standard an adequate accrual for all material Taxes on the most recent financial statements contained in Section 4.6 of the Diffusion Disclosure Schedule.

(c)       There is no claim, audit, action, suit, request for written ruling, proceeding or investigation pending or threatened in writing against or with respect to Diffusion in respect of any Tax or Tax Return which (except in the case of a request for a written ruling) if determined adversely would, individually or in the aggregate, be expected to result in a material Tax deficiency, and there are no Liens for Taxes (other than Permitted Liens) upon any of the assets of Diffusion.

(d)       Diffusion has withheld all amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. Diffusion has reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under applicable Law.

(e)       Diffusion is not liable for any Taxes of any Person (other than Diffusion) as a result of being (i) a transferee or successor of such Person or (ii) a party to a tax sharing, tax indemnity or tax allocation agreement or any other agreement to indemnify such Person.

(f)       Diffusion shall not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date, as a result of (1) any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign Law), (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (3) installment sale or open transaction made on or prior to the Closing Date, (4) prepaid amount received on or prior to the Closing Date or (5) election under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law).

(g)      Diffusion has not participated or engaged in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or foreign Tax Law). Diffusion is not a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or Treasury Regulations Section 1.6011-4(b) or is a material advisor as defined in Section 6111(b) of the Code.

(h)     Diffusion has not (a) been informed by any Taxing Authority in any jurisdiction in which it does not file a Tax Return that it may be required to file a Tax Return in such jurisdiction, or (b) consented to extend the time in which any Tax may be assessed or collected by any taxing authority.

(i)     As of the date hereof, Diffusion has not taken or agreed to take any action, nor does Diffusion have Knowledge of any fact or circumstance, that would prevent the Merger from qualifying as an exchange governed by Section 351(a) of the Code.

(j)     At all times since its formation, Diffusion has been treated as a partnership or an entity disregarded as separate from its owner under Treasury Regulation Section 301.7701-3(b)(1), and no election for Diffusion to be treated as a corporation pursuant to Treasury Section 301.7701-3(c) has been made.

Section 4.14     Employee Benefit Plans.

(a)     Set forth on Section 4.14(a) of the Diffusion Disclosure Schedule is a true and complete list of each Diffusion Benefit Plan.

(b)     As applicable with respect to each Diffusion Benefit Plan, Diffusion has delivered or made available to Parent, true and complete copies of (i) each Diffusion Benefit Plan, including all amendments thereto, and in the case of an unwritten Diffusion Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements and insurance contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Entity (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, actuarial reports, financial statements and trustee reports and (vii) all records, notices and filings concerning audits or investigations by any Governmental Entity (e.g., the IRS or U.S. Department of Labor) or “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(c)     Each Diffusion Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other applicable Laws. The Diffusion Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each, a “Diffusion Pension Plan”) have received a current determination, opinion or advisory letter from the IRS on which they may rely to the effect that such plans and the relates trusts are qualified and exempt from federal income taxes under Sections 401(a) and 501(a) of the Code, respectively, and nothing has occurred that would reasonably be expected to materially and adversely affect the qualification or tax exempt status of such Diffusion Pension Plans or the related trusts.

(d)     Diffusion does not maintain, does not contribute to, is not required to contribute to, or does not have any liability or obligation with respect to, any plan, program, contract, agreement or arrangement that is (i) subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 413 of the Code or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(e)     There are no pending audits or investigations by any Governmental Entity involving any Diffusion Benefit Plan, and no pending, or to the Knowledge of Diffusion, threatened claims (except for individual claims for benefits payable in the normal operation of the Diffusion Benefit Plans), suits or proceedings involving any Diffusion Benefit Plan, any fiduciary thereof or service provider thereto.

(f)     No Diffusion Benefit Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by law or (B) death or retirement benefits under a Diffusion Benefit Plan qualified under Section 401(a) of the Code or other Law, and Diffusion has not made a written or oral representation to any Person promising the same.

(g)     Diffusion’s execution of, and performance of the transactions contemplated by this Agreement will not either alone or in connection with any other event(s) (i) result in any payment or benefit becoming due to (or increase the amount of payments or benefits owed to) any current or former employee, officer, director or independent contractor of Diffusion or (ii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Diffusion Benefit Plan.

(h)     No payment or benefit which is or may be made by, from or with respect to any Diffusion Benefit Plan or otherwise to any “disqualified individual” (within the meaning of Code Section 280G and the regulations thereunder) of Diffusion and that is treated as being “contingent” on the transactions contemplated by this Agreement under Code Section 280G and the regulations thereunder will or could reasonably be characterized as a “parachute payment” under Section 280G of the Code.

(i)     Diffusion has, for purposes of each Diffusion Benefit Plan and for all other purposes, correctly classified all individuals performing services for Diffusion as common law employees, leased employees or independent contractors, as applicable.

(j)     Each Diffusion Benefit Plan primarily benefitting Persons outside of the United States that provides retirement, termination, long-service or other similar benefits is either fully funded, or the liability for such benefits is fully reflected in the Diffusion Financial Statements (determined in accordance with generally accepted accounting principles and valuation techniques in the jurisdiction in which such Diffusion Benefit Plan is maintained).

Section 4.15     Employees; Labor Matters.

(a)     Diffusion is not a party to or bound by any collective bargaining agreement, and there are no labor unions or other labor organizations representing, purporting to represent or, to the Knowledge of Diffusion, attempting to represent any employees of Diffusion in their capacity as such.

(b)     Since the Reference Date, there has not occurred or been threatened in writing any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity with respect to any employees of Diffusion. To the Knowledge of Diffusion, no labor union or other labor organization is engaged in any organizing campaign with respect to the employment by Diffusion of any employees of Diffusion, and to the Knowledge of Diffusion, no such organizing activity is threatened. There are no unfair labor practice charges or complaints, labor grievances or labor arbitrations pending or threatened in writing against Diffusion, and there is no representation petition or demand for recognition pending or threatened in writing with respect to the employment by Diffusion of any employee of Diffusion. Diffusion has not engaged in any plant closing or employee layoff activities since the Reference Date that would violate or give rise to an obligation to provide any notice under the Worker Adjustment and Retraining Notification Act or any similar state or local Law.

(c)     Diffusion has been in compliance with all applicable Laws relating to employment and labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes, except where noncompliance would not reasonably be expected to result in a Diffusion Material Adverse Effect.

(d)     Section 4.15(d) of the Diffusion Disclosure Schedule lists each employee of Diffusion who was terminated or laid off for any reason other than for cause, or whose hours were reduced by more than 50%, during the ninety (90) days preceding the date of this Agreement, and for each such employee, sets forth: (i) the date of such termination, layoff or reduction in hours; and (ii) the location to which the employee was assigned. No later than the Closing Date, Diffusion shall update Section 4.15(d) of the Diffusion Disclosure Schedule to reflect any employment terminations, layoffs, or reduction in hours by more than 50% effected by Diffusion between the date hereof and the Closing Date.

Section 4.16     Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Diffusion Material Adverse Effect, (a) Diffusion has not received any written notice, demand, request for information, citation, summons or Order, and no complaint has been filed, no penalty has been assessed, no liability has been incurred, and no investigation, action, written claim, suit or proceeding is pending or to the Knowledge of Diffusion, has been threatened in writing by any Governmental Entity or other Person with respect to or arising out of any applicable Environmental Law; (b) neither Diffusion nor any of its predecessors in interest has had a Release of a Hazardous Substance or exposed any Person to any Hazardous Substances at, on, under or from any properties currently or, (at the time owned, leased or operated by Diffusion or any predecessor in interest), properties formerly owned, leased, or operated by Diffusion or any predecessors in interest that are reasonably likely to result in any cost, liability or obligation of Diffusion under any applicable Environmental Law; (c) Diffusion has not transported, stored, treated, recycled or disposed, or arranged for the transportation, storage, treatment, recycling or disposal, of any Hazardous Substances at any off-site location that is reasonably likely to result in any cost, liability or obligation to remediate by Diffusion under any applicable Environmental Laws; and (d) Diffusion has not expressly assumed by contract or operation of law the environmental liabilities of any other Person.

Section 4.17     Intellectual Property.

(a)     Section 4.17(a) of the Diffusion Disclosure Schedule sets forth a complete and correct list of all (i) Patents, (ii) registered Trademarks, (iii) registered Copyrights and (iv) domain names owned or co-owned by Diffusion, specifying as to each such item, as applicable, the owner of record (and co-owner, where applicable), jurisdiction of application and/or registration, the application and/or registration number, the date of application or registration, and the status of application or registration, including without limitation any deadlines for renewals, maintenance fees or other required filings.

(b)     Section 4.17(b) of the Diffusion Disclosure Schedule sets forth a complete and correct list of all material agreements under which: (i) Diffusion uses or has the right to use any Intellectual Property Rights owned by a third party (other than off-the-shelf software licensed under shrink wrap agreements); (ii) Diffusion has granted a license or sublicense to any third party to use any Intellectual Property Rights; and (iii) any Intellectual Property Right is or have been developed for Diffusion, assigned to Diffusion, or assigned by Diffusion to a third party (the agreements listed in subsections (i) through (iii) above, the “Diffusion IPR Agreements”).

(c)     Except as set forth on Section 4.17(c) of the Diffusion Disclosure Schedule:

(i)     To the Knowledge of Diffusion, the Diffusion IPR, together with the Intellectual Property Rights licensed to Diffusion under the Diffusion IPR Agreements, constitutes all of the Intellectual Property Rights necessary to conduct and operate the businesses of Diffusion as currently conducted.

(ii)     Diffusion holds the exclusive right, title and interest to the Diffusion IPR, free and clear of all Liens (other than the Diffusion IPR Agreements, or non-exclusive licenses granted by Diffusion (expressly or implicitly) in the ordinary course of business in connection with the sale, lease or transfer of products), adverse claims or other restrictions, or any requirement of any past, present or future royalty payments. The consummation of the transactions contemplated by this Agreement will not result in a loss or impairment of, require payment of any amounts with respect to, nor require the consent of any other Person in respect of Diffusion’s right to own, use or hold for use by Diffusion, any of the Diffusion IPR or to use any Intellectual Property Rights licensed under the Diffusion IPR Agreements in the conduct and operation of the business of Diffusion as currently conducted or conducted within the previous two fiscal years in all material respects.

(iii)     None of the Diffusion IPR is or has been involved in any opposition, cancellation, interference, reissue or reexamination proceeding; no material Software owned or co-owned by Diffusion, or any other Diffusion IPR, has been placed in escrow; and no Diffusion IPR is the subject of any Order (excluding rejections, orders or rulings issues in the context of the application for registration of Diffusion IPR) or Proceeding. Except for the license agreements listed in Section 4.17(b)(i) and (iii) of the Diffusion Disclosure Schedule, Diffusion has not granted any options with respect to, or has otherwise encumbered or placed limitations on any Diffusion IPR or Diffusion’s use thereof.

(iv)     The Diffusion IPR are enforceable and in full force and effect. Diffusion has not received in the past two (2) years any written notice alleging that any Diffusion IPR or any Diffusion IPR Agreements are invalid or unenforceable, or challenging Diffusion’s ownership of or right to use any such rights. Each of the registrations and recordations of Diffusion IPR identified in Section 4.17(a) of the Diffusion Disclosure Schedule is held and/or recorded in the name of Diffusion, is in full force, enforceable, has been duly applied for and registered in accordance with applicable Law, including without limitation in the case of Patents the duty of candor, and all past or outstanding maintenance obligations have been satisfied. All necessary and material registration, maintenance and renewal fees in connection with the Diffusion IPR have been paid and all necessary documents and certificates in connection with such Diffusion IPR have been filed with the relevant authorities in the jurisdictions in which such Diffusion IPR is registered for the purposes of maintaining such Diffusion IPR.

(v)     The Diffusion IPR Agreements are valid and are in full force and effect and constitute legal, valid and binding obligations of Diffusion, and, to the Knowledge of Diffusion, of the other parties thereto. Diffusion has not given or received any notice of default or any event which with the lapse of time would constitute a default under the Diffusion IPR Agreements.

(vi)     To the Knowledge of Diffusion, the products and services and the business of Diffusion as currently conducted do not infringe, misappropriate or violate, the Intellectual Property Rights of any third party, and Diffusion has not received any written cease and desist, invitation to license or other notice in the past two (2) years alleging, expressly or implicitly, that Diffusion requires any license with respect to, or is infringing, misappropriating or violating the Intellectual Property Rights of any third party. Diffusion is not subject to any Order barring or limiting the use of any Intellectual Property Rights, and Diffusion is not a party to any past, pending or, to the Knowledge of Diffusion, threatened, action, lawsuit, or any other judicial, arbitral or administrative proceeding relating to any Intellectual Property Rights, including without limitation involving any claim that Diffusion infringed or infringes, misappropriated or is misappropriating or violated or is violating the Intellectual Property Rights of any third party.

(vii)     Diffusion has taken commercially reasonable and appropriate steps to protect and maintain all Diffusion IPR, including without limitation to preserve the confidentiality of any Trade Secrets. Any disclosure by Diffusion of Trade Secrets to any third party has been pursuant to the terms of a written agreement with such Person or is otherwise lawful. Diffusion has in place appropriate written internal information security policies, which are published to employees and enforced, and which include guidelines for the use, processing, confidentiality and security of Diffusion, employee and other confidential data consistent with applicable Law, contractual commitments of Diffusion. Diffusion’s practices with regard to the collection, dissemination and use of data are and have been in accordance in all material respects with applicable Laws relating to data protection, contractual commitments of Diffusion and any published privacy policies, and Diffusion has a written agreement with each third party service provider having access to such data requiring compliance with such applicable Laws and/or contractual commitments. Diffusion has not suffered a material security breach with respect to its data or systems, and Diffusion has not notified or had reason to notify customers or employees of any information security breach.

(viii)      Except as set forth in Section 4.17(a) of the Diffusion Disclosure Schedule, all rights of inventors, authors and other persons who participated in the development of the Diffusion IPR have been duly assigned to Diffusion pursuant to a written agreement, and such assignments have been duly recorded in accordance with applicable Law.

(ix)     To the Knowledge of Diffusion, no third party has or is infringing on, misappropriating or otherwise violating any Diffusion IPR. In the last six (6) years, Diffusion has not sent any written notice to or asserted or threatened any action or claim against any Person involving or relating to any Diffusion IPR.

(x)     No Diffusion IPR were developed, in whole or in part (A) pursuant to or in connection with any professional, technical or industry standard setting organization, (B) under contract with any Governmental Authority, or (C) using any software, software development toolkits, databases, libraries, scripts, or other, similar modules of software that are subject to “open source” or similar license terms.

(xi)     All material Software owned or used by Diffusion under license is, in good working order and condition and is sufficient in all material respects for the purposes for which it is used; Diffusion has not experienced any material defects in design, workmanship or material in connection with the use of such Software that have not been corrected; to the Knowledge of Diffusion, no such Software contains any computer code or any other procedures, routines or mechanisms which may: (A) disrupt, disable, harm or impair in any material way such Software’s operation, (B) cause such Software to damage or corrupt any data, storage media, programs, equipment or communications of Diffusion or its clients, or otherwise interfere with Diffusion’s operations or (C) permit any third party to access any such Software to cause disruption, disablement, harm, impairment, damage or corruption (sometimes referred to as “traps”, “access codes” or “trap door” devices).

Section 4.18     Diffusion Material Contracts.

(a)     Section 4.18 of the Diffusion Disclosure Schedule sets forth a list of each Contract (each a “Diffusion Material Contract) to which Diffusion is a party as of the date of this Agreement or by which Diffusion, or any of its properties or assets is bound as of the date of this Agreement, which:

(i)     would constitute a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC under the Securities Act;

(ii)     contains covenants of Diffusion not to compete or engage in any line of business or compete with any Person in any geographic area;

(iii)     pursuant to which Diffusion has entered into a partnership or joint venture with any other Person (other than Diffusion);

(iv)     relates to or evidences indebtedness for borrowed money or any guarantee of indebtedness for borrowed money by Diffusion in excess of $25,000;

(v)     evidences any guarantee of obligations of any Person in excess of $25,000;

(vi)     relates to any merger, acquisition or business combination to which Diffusion was a party that contains any obligation of Diffusion that may be required to be performed after the Closing;

(vii)     contains provisions (a) restricting Diffusion from freely setting prices for its products, services or technologies (including “most favored nations” terms and conditions (including with respect to pricing), (b) granting any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person or (c) that limits or purports to limit in any material respect the ability of Diffusion or any of its Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or businesses;

(viii)     includes indemnification obligations of Diffusion with a liability of $25,000; or;

(ix)     would require the consent of, or notice to, any other party thereto prior to or in connection with the consummation of the Merger or any of the other transactions contemplated by this Agreement;

provided, that, notwithstanding the foregoing, the Diffusion Benefit Plans shall not be deemed to be Diffusion Material Contracts for purposes of this Agreement.

(b)     Diffusion has provided Parent with a true and correct copy of each Diffusion Material Contract.

(c)     Each Diffusion Material Contract is (assuming due power and authority of, and due execution and delivery by the parties thereto other than Diffusion) a valid and binding obligation of Diffusion, subject to the Bankruptcy and Equity Exception, except for any failures to be valid and binding which would not, individually or in the aggregate, reasonably be expected to have a Diffusion Material Adverse Effect. Neither Diffusion nor, to the Knowledge of Diffusion, any other party to any Diffusion Material Contract, is in breach of or in default under any Diffusion Material Contract, and, to the Knowledge of Diffusion, no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by any party thereto, and Diffusion has not received any claim of any such breach or default, except for such breaches and defaults which would not, individually or in the aggregate, reasonably be expected to have a Diffusion Material Adverse Effect.

Section 4.19     Brokers’ and Finders’ Fees. Except for MTS Health Partners, L.P., the fees and expenses of which will be paid by Parent if the Merger is consummated, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Diffusion who is entitled to any fee or commission from Diffusion in connection with the transactions contemplated hereby.

Section 4.20     Takeover Laws. No “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other anti-takeover statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated hereby by reason of Parent or Merger Sub being a party to this Agreement, performing its obligations hereunder and consummating the Merger and the other transactions contemplated hereby, including, but not limited to, the applicable provisions of the VA LLC Act. There is no stockholder rights plan in effect, to which Parent is a party or otherwise bound.

Section 4.21     Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between (i) Parent or any of its Subsidiaries, on the one hand, and (ii) any directors, officers or stockholders of Parent, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC under the Securities Act.

Section 4.22     Regulatory Matters.

(a)     Diffusion has no Knowledge of any actual or threatened enforcement action by the FDA or any other Governmental Entity which has jurisdiction over the operations of Diffusion, and, since the Reference Date, has not received notice of any pending or overtly threatened claim by the FDA or any other Governmental Entity which has jurisdiction over the operations of Diffusion against Diffusion, and Diffusion has no Knowledge of or reason to believe that any Governmental Entity is considering such an action.

(b)     Since the Reference Date, all material reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA or any other Governmental Entity by Diffusion have been so filed, maintained or furnished. All such reports, documents, claims, and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing prior to the date hereof) such that no material liability exists with respect to the completeness or accuracy of such filing. All fees required to be paid to the FDA by Diffusion have been timely paid in full.

(c)     Except as set forth on Section 4.22(c) of the Diffusion Disclosure Schedule, Diffusion has not received any FDA Form 483, Warning Letter, untitled letter or other correspondence or notice from the FDA or other Governmental Entity alleging or asserting noncompliance with any applicable Laws or Permits, and Diffusion has no knowledge or reason to believe that the FDA or any other Governmental Entity is considering such an action.

(d)     All studies, tests and preclinical and clinical trials being conducted by Diffusion have been and are being conducted in material compliance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and applicable Laws, rules, regulations and guidance, including, but not limited to the applicable requirements of Good Laboratory Practices or Good Clinical Practices, as applicable.  To the Knowledge of Diffusion, there are no studies, tests or trials the results of which materially call into question the clinical results described or referred to in the Confidential Offering Memorandum, dated May 15, 2014, delivered to potential investors in connection with Diffusion’s series E convertible note offering, when viewed in the context in which such results are described and the clinical state of development.  Diffusion has not received any written notices, correspondence or other communication from the FDA or any other Governmental Entity since the Reference Date, requiring the termination, suspension or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, Diffusion, or in which Diffusion has participated, and Diffusion has no Knowledge that the FDA or any other Governmental Entity will take such action.

(e)     Since the Reference Date, the manufacture of products by or on behalf of Diffusion has been and is being conducted in material compliance with all applicable Laws including the FDA’s current Good Manufacturing Practices, Good Laboratory Practices and Good Clinical Practices.  In addition, since the Reference Date, Diffusion has been and is in material compliance with all other applicable FDA requirements, including, but not limited to, registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and 807.

(f)     Diffusion is and at all times since the Reference Date has been in material compliance with federal or state criminal or civil Laws (including without limitation the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (31 U.S.C. §3729 et seq.), Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), the Veterans Health Care Act of 1992, and any comparable state Laws), or the regulations promulgated pursuant to such Laws, or which are cause for civil penalties or mandatory or permissive exclusion from any Program.  There is no civil, criminal, administrative or other action, suit, demand, claim, hearing, proceeding, notice or demand pending, received by or, to the Knowledge of Diffusion, overtly threatened against Diffusion which could reasonably result in its exclusion from participation in any Program or other third-party payment programs in which Diffusion participates.

(g)     Neither Diffusion nor, to the Knowledge of Diffusion, any of its officers, employees, agents or clinical investigators has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. None of Diffusion or, to the Knowledge of Diffusion, any of its officers, employees, or agents has been convicted of any (i) debarment under 21 U.S.C. Section 335a or any similar Law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law.

(h)     Diffusion is not subject to any pending or, to the Knowledge of Diffusion, threatened investigation by the FDA, the United States Department of Health and Human Services’ Office of Inspector General, or the United States Department of Justice pursuant to the Anti-Kickback Statute, the False Claims Act, the Federal Food, Drug and Cosmetic Act, as amended, or any other applicable Law, including without limitation any equivalent or similar statute or regulation of any state or foreign regulatory or Governmental Entities.

Section 4.23     Disclosure. No representation or warranty or other statement made by Diffusion in this Agreement, the Diffusion Disclosure Schedule, or otherwise in connection with the transactions contemplated hereby contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

ARTICLE V

Covenants Relating to Conduct of Business

Section 5.1     Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with Article VIII or the Effective Time, except (a) as expressly contemplated or permitted by this Agreement (including by Section 5.2 or Section 5.3 below, as applicable), (b) as specifically set forth in Section 5.1 of the Parent Disclosure Schedule or Section 5.1 of the Diffusion Disclosure Schedule, as applicable, or (c) with the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed), each of Parent and Diffusion shall, and Parent shall cause each of its Subsidiaries to (i) conduct its business in the ordinary course consistent with past practice in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its officers and key employees, and (iii) take no action that would prohibit or materially impair or delay the ability of either Parent or Diffusion to obtain any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby or to consummate the transactions contemplated hereby. Notwithstanding the foregoing provisions of this Section 5.1, (i) neither party will take any action prohibited by Section 5.2 or Section 5.3, as applicable, in order to satisfy such party’s obligations under this Section 5.1, and (ii) each party shall be deemed not to have failed to satisfy its obligations under this Section 5.1 to the extent such failure resulted, directly or indirectly, from such party’s failure to take any action prohibited by Section 5.2 or Section 5.3, as applicable.

Section 5.2     Parent Forbearances. During the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with Article VIII or the Effective Time, except as set forth in Section 5.2 of the Parent Disclosure Schedule and except as required by Law or the rules and regulations of the SEC or as expressly contemplated or permitted by this Agreement, Parent will not, and will not permit any of the Parent Subsidiaries to, without the prior written consent of Diffusion (which shall not be unreasonably withheld, conditioned or delayed):

(a)     amend its Organizational Documents (whether by merger, consolidation or otherwise);

(b)     except as contemplated by Section 6.8, (i) split, combine or reclassify any shares of its capital stock, or propose to split, combine or reclassify, any of its share capital, or issue or authorize or propose the issuance or authorization of any other securities in respect of, or in lieu of or in substitution for, shares of its share capital, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except dividends paid by a direct or indirect wholly owned Subsidiary of Parent to Parent or to any of Parent’s other direct or indirect wholly owned Subsidiaries (to the extent that any such dividends do not result in any Subsidiary of Parent breaching or otherwise violating any applicable regulatory capital requirements or becoming subject to any additional regulatory oversight or reporting requirements) or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any shares of Parent’s (or any of its Subsidiaries’) share capital or any securities convertible into or exercisable for any shares of Parent’s (or any of its Subsidiaries’) share capital, other than repurchases, redemptions or acquisitions by Parent or any wholly owned Subsidiary of Parent of share capital or such other securities, as the case may be, of any other wholly owned Subsidiary of Parent;

(c)     except as contemplated by Section 6.8, (i) issue, deliver, pledge or sell, or authorize the issuance, delivery or sale of, any Parent Stock, Equity Equivalents or shares of capital stock of any Parent Subsidiary, other than the issuance of (A) any Parent Stock upon the exercise of Parent Stock Options or Parent Warrants that are outstanding on the date of this Agreement in accordance with the terms of the Parent Stock Plans or Parent Warrants on the date of this Agreement and (B) any capital stock of any Parent Subsidiary to Parent or any other Parent Subsidiary or (ii) amend any term of any Parent Stock or Equity Equivalent (in each case, whether by merger, consolidation or otherwise);

(d)     incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget set forth in Section 5.2(d) of the Parent Disclosure Schedule and (ii) any unbudgeted capital expenditures not to exceed $25,000 in the aggregate;

(e)     acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) supplies, equipment, inventory or other assets in the ordinary course of business consistent with past practice and/or (ii) acquisitions with a purchase price net of the total of assumed liabilities (including all operating liabilities, reserves and indebtedness) that does not exceed $25,000 in the aggregate;

(f)     sell, lease, sublease, exchange or otherwise transfer, or create or incur any Lien, other than a Permitted Lien, on, any of Parent’s or any of its Subsidiaries’ assets, securities, properties, interests or businesses, or grant any option with respect to any of the foregoing, other than (i) sales of inventory in the ordinary course of business consistent with past practice and/or (ii) other sales of assets, securities, properties, interests or businesses with a sale price or carrying value net of the total of assumed liabilities (including all operating liabilities, reserves and indebtedness) that does not exceed $25,000 in the aggregate;

(g)     other than in connection with actions permitted by Section 5.2(d) or Section 5.2(e), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice or loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of Parent;

(h)     create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof (including reimbursement obligations with respect to letters of credit), other than (i) in replacement of existing or maturing debt, and (ii) draw downs pursuant to existing credit facilities and letters of credit in support of Parent’s and its Subsidiaries’ business consistent with past practice;

(i)     (i) increase the base salary, bonus or commission opportunity or other material compensation or material benefits of any (A) officer of (B) employee or independent contractor whose annual base salary or rate of pay is equal to or greater than $50,000 (or would be equal to or greater than $50,000 after such increase), (ii) other than in the ordinary course of business, consistent with past practice, increase the base salary, wages or annual bonus or commission opportunity of any employee or independent contractor not described in clause (i) above, (iii) increase or enhance the severance benefits, retirement benefits, change in control benefits, retention benefits, deferred compensation benefits, equity compensation benefits or other material compensation or material benefits of any employee, officer, director or independent contractor, (iv) establish, materially amend or terminate any Parent Benefit Plan (or any plan, program, contract or arrangement that would be a Parent Benefit Plan if it was in effect on the date of this Agreement), other than (A) amendments required by Law or to maintain Tax-qualified or registered status of any Parent Benefit Plan or (B) as set forth in Section 5.2(i) of the Parent Disclosure Schedule;

(j)     change Parent’s methods of accounting, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants;

(k)     settle, or offer or propose to settle, any material litigation, investigation, arbitration, proceeding or other claim involving or against Parent or any of its Subsidiaries, except (i) where the amount paid in settlement or compromise, in each case, does not exceed $10,000 or (ii) arising from ordinary course claims for insurance or reinsurance (but excluding material litigation relating to such claims) that are handled pursuant to Parent’s normal claims handling process consistent with past practice;

(l)     (i) make, change or rescind (or file a request to make, change or rescind) any material Tax election, (ii) change any annual tax accounting period, (iii) adopt or change any method of tax accounting (or file a request to make any such change), except as required by applicable Law, (iv) materially amend any Tax Returns, (v) enter into any material closing agreement, (vi) settle or compromise any material Tax claim, audit or assessment, (vii) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability or (viii) consent to any extension or waiver of the statute of limitations applicable to any claim or assessment in respect of Taxes, except, in each case, as required by applicable Law;

(m)     amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with their terms) any Parent Material Contract or waive, release or assign any material rights, claims or benefits of it or its Subsidiaries under any Parent Material Contract, or enter into any Contract or agreement that would have been a Parent Material Contract had it been entered into prior to this Agreement, except in the ordinary course of business consistent with past practice;

(n)     adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any Parent Subsidiary (other than the Merger);

(o)     granted any license or sublicense to any third party, or otherwise enter into any agreement, with respect to any Parent IPR;

(p)     enter into, modify or terminate any collective bargaining agreement or other contract with any labor union or other labor organization; or

(q)     agree, resolve or commit to (i) do any action restricted by this Section 5.2 or (ii) accept any restriction that would prevent Parent or any of its Subsidiaries from taking any action required by this Section 5.2.

Section 5.3     Diffusion Forbearances. During the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with Article VIII or the Effective Time, except as set forth in Section 5.3 of the Diffusion Disclosure Schedule and except as required by Law or as expressly contemplated or permitted by this Agreement, Diffusion will not, without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed):

(a)     amend its Organizational Documents (whether by merger, consolidation or otherwise);

(b)     (i) split, combine or reclassify any of its membership interests, or propose to split, combine or reclassify, any of its membership interests, or issue or authorize or propose the issuance or authorization of any Diffusion Units or other securities in respect of, or in lieu of or in substitution for, the Diffusion Units outstanding on the date of this Agreement, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its membership interests or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Diffusion Units or any securities convertible into or exercisable for any Diffusion Units;

(c)     (i) issue, deliver, pledge or sell, or authorize the issuance, delivery or sale of, any Diffusion Units or Equity Equivalents, other than the issuance of any Diffusion Units upon (A) the exercise of Diffusion Unit Options that are outstanding on the date of this Agreement in accordance with the terms of Diffusion Award Plans on the date of this Agreement or (B) the conversion of any Diffusion Convertible Notes in accordance with the terms thereof, or (ii) amend any term of any Diffusion Unit or Equity Equivalent (in each case, whether by merger, consolidation or otherwise);

(d)     incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget set forth in Section 5.3(d) of the Diffusion Disclosure Schedule and (ii) any unbudgeted capital expenditures not to exceed $25,000 in the aggregate;

(e)     acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) supplies, equipment, inventory or other assets in the ordinary course of business consistent with past practice and/or (ii) acquisitions with a purchase price net of the total of assumed liabilities (including all operating liabilities, reserves and indebtedness) that does not exceed $25,000 in the aggregate;

(f)     sell, lease, sublease, exchange or otherwise transfer, or create or incur any Lien, other than a Permitted Lien, on, any of Diffusion’s assets, securities, properties, interests or businesses, or grant any option with respect to any of the foregoing other than sales of assets, securities, properties, interests or businesses with a sale price or carrying value net of the total of assumed liabilities (including all operating liabilities, reserves and indebtedness) that does not exceed $25,000 in the aggregate;

(g)     other than in connection with actions permitted by Section 5.3(d) or Section 5.3(e), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(h)     except as set forth on Section 5.3(h) of the Diffusion Disclosure Schedule, create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof (including reimbursement obligations with respect to letters of credit), other than (i) in replacement of existing or maturing debt, and (ii) draw-downs pursuant to existing credit facilities and letters of credit in support of Diffusion’s business consistent with past practice;

(i)     (i) increase the base salary, bonus or commission opportunity or other material compensation or material benefits of any (A) officer of (B) employee or independent contractor whose annual base salary or rate of pay is equal to or greater than $50,000 (or would be equal to or greater than $50,000 after such increase), (ii) other than in the ordinary course of business, consistent with past practice, increase the base salary, wages or annual bonus or commission opportunity of any employee or independent contractor not described in clause (i) above, (iii) increase or enhance the severance benefits, retirement benefits, change in control benefits, retention benefits, deferred compensation benefits, equity compensation benefits or other material compensation or material benefits of any employee, officer, director or independent contractor, (iv) establish, materially amend or terminate any Diffusion Benefit Plan (or any plan, program, contract or arrangement that would be a Diffusion Benefit Plan if it was in effect on the date of this Agreement) other than (A) amendments required by Law or to maintain Tax-qualified or registered status of any Diffusion Benefit Plan or (B) as set forth in Section 5.3(i) of the Diffusion Disclosure Schedule;

(j)     change Diffusion’s methods of accounting, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants;

(k)     settle, or offer or propose to settle, any material litigation, investigation, arbitration, proceeding or other claim involving or against Diffusion, except (i) where the amount paid in settlement or compromise, in each case, does not exceed $10,000 or (ii) arising from ordinary course claims for reinsurance (but excluding material litigation relating to such claims) that are handled pursuant to Diffusion’s normal claims handling process consistent with past practice;

(l)     (i) make, change or rescind (or file a request to make, change or rescind) any material Tax election, (ii) change any annual tax accounting period, (iii) adopt or change any method of tax accounting (or file a request to make any such change), except as required by applicable Law, (iv) materially amend any Tax Returns, (v) enter into any material closing agreement, (vi) settle or compromise any material Tax claim, audit or assessment, (vii) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability or (viii) consent to any extension or waiver of the statute of limitations applicable to any claim or assessment in respect of Taxes, except, in each case, as required by applicable Law;

(m)     amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with their terms) any Diffusion Material Contract or waive, release or assign any material rights, claims or benefits of Diffusion under any Diffusion Material Contract, or enter into any Contract or agreement that would have been a Diffusion Material Contract had it been entered into prior to this Agreement, except in the ordinary course of business consistent with past practice;

(n)     adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Diffusion (other than the Merger);

(o)     grant any license or sublicense to any third party, or otherwise enter into any agreement, with respect to any Diffusion IPR;

(p)     enter into, modify or terminate any collective bargaining agreement or other contract with any labor union or other labor organization; or

(q)     agree, resolve or commit to (i) do any action restricted by this Section 5.3 or (ii) accept any restriction that would prevent Diffusion from taking any action required by this Section 5.3.

Section 5.4     Control of Other Party’s Business. Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control Diffusion or direct the business or operations of Diffusion prior to the Effective Time. Nothing contained in this Agreement will give Diffusion, directly or indirectly, the right to control Parent or any of the Parent Subsidiaries or direct the business or operations of Parent or any of the Parent Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Parent and Diffusion will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations and the operations of its respective Subsidiaries (if any). Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place Diffusion or Parent in violation of any applicable Law.

Section 5.5     Solicitation.

(a)     No Solicitation by Diffusion.

(i)     Subject to subsections (iii) and (v), during the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with Article VIII or the Effective Time (the “Interim Period”), Diffusion will not, nor will it authorize or permit any of its officers, directors, employees, agents, attorneys, accountants, advisors or other representatives (collectively, “Representatives”) to, directly or indirectly, except as otherwise provided below: (i) solicit, initiate or encourage or facilitate (including by way of furnishing any non-public information relating to Diffusion), or induce or take any other action which would reasonably be expected to lead to the making, submission or announcement of, any proposal or inquiry that constitutes, or is reasonably likely to lead to, an Acquisition Proposal (as defined below); (ii) other than informing Persons of the provisions contained in this Section 5.5(a), enter into, continue or participate in any discussions or any negotiations regarding any Acquisition Proposal or otherwise take any action to facilitate or induce any effort or attempt to make or implement an Acquisition Proposal (including any Acquisition Proposal received prior to the date of this Agreement); (iii) approve, endorse or recommend an Acquisition Proposal or any letter of intent, memorandum of understanding or Contract contemplating an Acquisition Proposal or requiring Diffusion to abandon or terminate its obligations under this Agreement, or enter into any of the foregoing; or (iv) agree, resolve or commit to do any of the foregoing.  Diffusion will, and will cause its Representatives to, immediately cease and cause to be terminated all discussions or negotiations with any Person previously conducted with respect to any Acquisition Proposal.  Diffusion will promptly deny to any third party access to any data room (virtual or actual) containing any confidential information previously furnished to any such third party relating to any Acquisition Proposal.

(ii)     For purposes of this Agreement, an “Acquisition Proposal” means, with respect to any party, any offer, proposal or indication of interest (other than an offer, proposal or indication of interest by another party to this Agreement) contemplating or otherwise relating to any transaction or series of related transactions involving any:

(A)     merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which: (i) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 20% or more of the outstanding shares of any class of voting securities of such party; or (ii) such party issues securities representing 20% or more of the outstanding shares of any class of voting securities of such party;

(B)     sale, lease, exchange, transfer or disposition of any assets that constitute or account for: (i) 20% or more of the consolidated net revenues of such party, consolidated net income of such party or consolidated book value of such party; or (ii) 20% or more of the fair market value of the assets of such party; or

(C)     liquidation or dissolution of such party.

(iii)     Diffusion will promptly, but in any event within twenty four (24) hours, notify Parent in writing if any proposal, offer or inquiry is received by, or any discussions or negotiations are sought to be initiated or continued with, Diffusion in respect of any Acquisition Proposal.  Such notice will indicate the identity of the Person making such proposal, offer, inquiry or other contact and the material terms and conditions of any proposals or offers (and will include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or other request), and Diffusion thereafter will keep Parent informed promptly, but in any event within twenty four (24) hours, of all material developments affecting the status and the material terms of any such proposal, offer, inquiry or other request (including providing Parent with any additional written materials received relating to such proposal, offer, inquiry or other request).

(iv)     Unless a Change in the Parent Board Recommendation has occurred, Parent has taken any of the actions permitted under Section 5.5(b)(ii), or this Agreement has been terminated pursuant to Article VIII, the Diffusion Board will not: (i) fail to make the Diffusion Board Recommendation to Diffusion’s members; (ii) withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, the Diffusion Board Recommendation; (iii) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal; or (iv) resolve, agree or publicly propose to take any such actions (each such foregoing action or failure to act in clauses (i) through (iv) being referred to as a “Change in Diffusion Board Recommendation”).

(b)     No Solicitation by Parent.

(i)     Subject to subsections (ii) and (iv), during the Interim Period, Parent will not, nor will it authorize or permit any of Parent Subsidiaries or any of its or their respective Representatives to, directly or indirectly, except as otherwise provided below: (i) solicit, initiate or encourage or facilitate (including by way of furnishing any non-public information relating to Parent or any Parent Subsidiary), or induce or take any other action which would reasonably be expected to lead to the making, submission or announcement of, any proposal or inquiry that constitutes, or is reasonably likely to lead to, an Acquisition Proposal; (ii) enter into, continue or participate in any discussions or any negotiations regarding any Acquisition Proposal or otherwise take any action to facilitate or induce any effort or attempt to make or implement an Acquisition Proposal (including any Acquisition Proposal received prior to the date of this Agreement); (iii) approve, endorse or recommend an Acquisition Proposal or any letter of intent, memorandum of understanding or Contract contemplating an Acquisition Proposal or requiring Parent or Merger Sub to abandon or terminate its obligations under this Agreement, or enter into any of the foregoing; or (iv) agree, resolve or commit to do any of the foregoing.  Parent will, and will cause the Parent Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all discussions or negotiations with any Person previously conducted with respect to any Acquisition Proposal.  Parent will promptly deny to any third party access to any data room (virtual or actual) containing any confidential information previously furnished to any such third party relating to any Acquisition Proposal.

(ii)     Notwithstanding anything in this Section 5.5(b) to the contrary, in response to an unsolicited written Acquisition Proposal that the Parent Board determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes or would reasonably be expected to result in a Superior Proposal (and that did not result from a violation of Section 5.5(b)(i)), Parent may, upon a good faith determination by the Parent Board (after receiving the advice of its outside legal counsel) that failure to take such action would be inconsistent with the Parent Board’s fiduciary duties to Parent’s stockholders under applicable Law: (x) furnish information with respect to Parent to the Person making such Acquisition Proposal (and such Person’s Representatives), provided that Parent and such Person first enter into a confidentiality agreement with confidentiality provisions that are not less restrictive to such Person than the provisions of the Diffusion Confidentiality Agreement are to Diffusion and that would not prohibit compliance by Parent with the provisions of this Section 5.5(b), provided further that all such information will have been previously provided to Diffusion; and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal (and such Person’s Representatives) regarding such Acquisition Proposal.

(iii)     Parent will promptly, but in any event within twenty four (24) hours, notify Diffusion in writing if any proposal, offer or inquiry is received by, or any discussions or negotiations are sought to be initiated or continued with, Parent in respect of any Acquisition Proposal. Such notice will advise Diffusion in writing of Parent’s intention to participate or engage in discussions or negotiations with, or furnish non- public information to, such Person and will, in any such notice to Diffusion, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the material terms and conditions of any proposals or offers (and will include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or other request), and thereafter will keep Diffusion informed promptly, but in any event within twenty four (24) hours, of all material developments affecting the status and the material terms of any such proposal, offer, inquiry or other request and of the status of any such discussions or negotiations relating thereto (including providing Diffusion with any additional written materials received relating to such proposal, offer, inquiry or other request).

(iv)     Unless a Change in Diffusion Board Recommendation has occurred or this Agreement has been terminated pursuant to Article VIII, the Parent Board will not:  (i) fail to make the Parent Board Recommendation; (ii) withhold, withdraw, amend, qualify or modify in a manner adverse to Diffusion, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to Diffusion, the Parent Board Recommendation; (iii) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal; or (iv) resolve, agree or publicly propose to take any such actions (each such foregoing action or failure to act in clauses (i) through (iv) being referred to as a “Change in Parent Board Recommendation”). Notwithstanding the foregoing, the Parent Board may take any of the actions set forth in Section 5.5(b)(iv)(A)-(B) below, provided that prior to taking any such action, Parent complies with Sections 5.5(b)(v) and 8.2 of this Agreement:

(A)     effect a Change in Parent Board Recommendation in response to an Acquisition Proposal if the Board of Directors of Parent concludes in good faith: (A) after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to Parent’s stockholders under applicable Law; and (B) after consultation with Parent’s financial advisor and outside legal counsel, that the Acquisition Proposal constitutes a Superior Proposal; and

(B)     following such a Change in Parent Board Recommendation, terminate this Agreement for the purpose of causing Parent to enter into an acquisition agreement with respect to such Acquisition Proposal.

(v)     Notwithstanding anything to the contrary set forth in Section 5.5(b)(iv), the Parent Board will not be entitled to make a Change in Parent Board Recommendation as contemplated by Section 5.5(b)(iv)(A) or terminate this Agreement and enter into another acquisition agreement as contemplated by Section 5.5(b)(iv)(B) unless: (i) Parent has first provided prior written notice to Diffusion that it intends to take any of the foregoing actions (a “Parent Notice”), which Parent Notice will contain a description of the material terms and conditions of such Superior Proposal, including a copy of the definitive acquisition agreement in the form to be entered into (it being understood and agreed that the delivery of such Parent Notice will not, in and of itself, be deemed to be a Change in Parent Board Recommendation); and (ii) Diffusion does not make, within five (5) Business Days after the receipt of such Parent Notice, a proposal that would, in the good faith judgment of the Parent Board (after consultation with its outside legal counsel and financial advisor), cause the Acquisition Proposal previously constituting a Superior Proposal to no longer constitute a Superior Proposal, as the case may be; provided, however, that (x) any amendment to any material term of such Superior Proposal or (y) with respect to any previous Change in Parent Board Recommendation, any material change in the principal stated rationale of the Parent Board for such previous Change in Parent Board Recommendation, will, in the case of either (x) or (y), require a new Parent Notice and a new three (3) Business Day period.

(vi)     Nothing contained in this Section 5.5(b) or elsewhere in this Agreement will prohibit Parent or the Parent Board from: (i) taking and disclosing to Parent’s stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to Parent’s stockholders if, in the good faith judgment of the Parent Board, after consultation with outside legal counsel, the failure to make such disclosure would be inconsistent with the Parent Board’s fiduciary duties to Parent’s stockholders under applicable Law; provided, however, that this Section 5.5(b)(vi) will not affect the obligations of Parent and the Parent Board and the rights of Diffusion under Section 5.5(b)(iv) and Section 5.5(b)(v) to the extent applicable to such disclosure (it being understood that neither any “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, nor any accurate disclosure of factual information (other than Parent or the Parent Board taking any action set forth in Section 5.5(b)(iv) and Section 5.5(b)(v) of this Agreement) to Parent’s stockholders that is required to be made to such stockholders under applicable Law or in satisfaction of the Parent Board’s fiduciary duties under applicable Law, will be deemed to be a Change in Parent Board Recommendation).

Section 5.6     Fees and Expenses; Transfer Taxes.

(a)     All fees and expenses incurred in connection with the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including, for the avoidance of doubt, any costs associated with the Parent Tail Policy, the Diffusion Tail Policy, the services of the Rights Agent pursuant to the CVR Agreement, any filings pursuant to the HSR Act and the fees, if any, of the Independent Accountant (collectively, the “Transaction Expenses”) shall be paid by the party incurring such Transaction Expenses if the Merger is not consummated, except as otherwise set forth in this Section 5.6; provided, however, that Parent or the Surviving Company will pay the Transaction Expenses of each party if the Merger is consummated. All applicable sales, use, transfer, stock transfer recording, documentary, deed, stamp and other similar taxes and fees, including any real property transfer or gains taxes (if any), and any deficiency, interest or penalty asserted with respect thereto (collectively, “Transfer Taxes”) shall be paid by Parent or the Surviving Company if the Merger is consummated. All necessary Tax Returns and other documentation with respect to Transfer Taxes will be prepared and filed, at Parent’s expense, by the party required to file such Tax Returns under applicable law and, if required by applicable law, the applicable non-filing parties will join in the execution of any such Tax Returns or other documentation.

(b)     If this Agreement is terminated by Parent pursuant to Section 8.1(b)(iii), 8.1(d)(i) or 8.1(d)(ii) or by Diffusion pursuant to Section 8.1(b)(iii), then Diffusion will reimburse Parent for up to $400,000 of Parent’s Transaction Expenses in connection with the transactions contemplated hereby, by wire transfer of immediately available funds to an account designated by Parent in writing, either concurrently with any such notice of termination given by Diffusion or within five (5) Business Days of any such notice of termination given by Parent provided, however, that Diffusion will not be required to reimburse Parent for its Transaction Expenses if, at the time this Agreement is terminated by Parent pursuant to Section 8.1(b)(iii), Diffusion also had the right to terminate this Agreement pursuant to Section 8.1(c)(i), 8.1(c)(ii) or 8.1(c)(iii).

(c)     If this Agreement is terminated by Diffusion pursuant to Section 8.1(c) or by Parent pursuant to Section 8.1(d)(iii), then Parent will reimburse Diffusion for up to $400,000 of Diffusion’s Transaction Expenses, by wire transfer of immediately available funds to an account designated by Diffusion in writing, either concurrently with any such notice of termination given by Parent or within five (5) Business Days of any such notice of termination given by Diffusion; provided, however, that Parent will not be required to reimburse Diffusion for its Transaction Expenses if, at the time this Agreement is terminated by Diffusion pursuant to Section 8.1(c)(iv), Parent also had the right to terminate this Agreement pursuant to Section 8.1(d)(i) or 8.1(d)(ii).

(d)     Diffusion agrees and acknowledges that that the failure of the Closing Cash Condition to be satisfied will not be deemed to be a breach of this Agreement and, except in connection with a termination by Diffusion pursuant to Section 8.1(c)(iv), Parent will not be required to reimburse Diffusion’s Transaction Expenses as a result of the failure of the Closing Cash Condition to be satisfied.

(e)     Subject to the parties’ right to specifically enforce the terms of this Agreement pursuant to Section 9.8 prior to the valid termination of this Agreement, but notwithstanding any other provision of this Agreement to the contrary, each of Diffusion and Parent agree that (i) such party’s right to receive the reimbursement of Transaction Expenses as and when set forth in Section 5.6(b) or (c), will be the sole and exclusive remedy of such party against the other party, any of such other party’s Subsidiaries or any of their respective former, current or future representatives, stockholders, members, managers, directors, officers, employees, agents, assignees or Affiliates (collectively, the “Other Parties”) for all losses and damages suffered as a result of the failure of the Merger or the other transactions contemplated by this Agreement to be consummated or for any other breach or failure to perform hereunder or otherwise, and (ii) none of the Other Parties will have any liability or obligation, in any such case (clause (i) or (ii)) relating to, arising out of or with respect to this Agreement or any of the transactions contemplated hereby (whether relating to, arising out of or with respect to any matter(s)forming the basis for such termination or otherwise), other than with respect to fraud on behalf of such Other Party. Without limitation of the foregoing, neither party nor any of its respective Affiliates or any other Person will be entitled to bring or maintain any proceeding, claim, suit or action against, or seek damages from, any of the Other Parties in contravention of the preceding sentence.

ARTICLE VI

Additional Agreements

Section 6.1     Issuance of Merger Consideration. Parent shall take any action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Merger, the issuance of the Merger Consideration and the issuance of Parent Common Stock in respect of Diffusion Unit Options; provided, however, that the parties agree and acknowledge that (a) the shares of Parent Common Stock issued pursuant to the terms of this Agreement are intended to be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(a)(2) thereof and/or Regulation D promulgated under the Securities Act and (b) Parent will not be required to register the issuance of the shares of Parent Common Stock issued pursuant to the terms of this Agreement on Form S-4 or otherwise prior to the Closing. Diffusion shall furnish all information concerning Diffusion and the holders of the Diffusion Units and rights to acquire Diffusion Units pursuant to the Diffusion Award Plans as may be reasonably requested in connection with any such action.

Section 6.2     Access to Information; Confidentiality. Upon reasonable notice and subject to applicable Law, each of Diffusion and Parent shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the Representatives of such other party reasonable access during the period prior to the Effective Time to all their respective properties, books, Contracts, commitments, personnel and records and, during such period, each of Diffusion and Parent shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws or Health Laws (other than such documents that such party is not permitted to disclose under applicable Law) and (b) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that either party may withhold any document or information (i) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business (provided that the withholding party shall use reasonable best efforts to obtain the required consent of such third party to provide such access or disclosure), (ii) the disclosure of which would violate any Law or fiduciary duty (provided that the withholding party shall use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or fiduciary duty) or (iii) that is subject to any attorney-client privilege (provided that the withholding party shall use reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of attorney-client privilege); provided that the foregoing grant of access to real property shall not include any right to conduct any environmental sampling, testing or other intrusive investigations. Furthermore, the parties acknowledge that with respect to the “Confidential Information” (as defined in the Diffusion Confidentiality Agreement), the Diffusion Confidentiality Agreement imposes additional restrictions as to the manner in which such information will be exchanged by the parties. All information exchanged pursuant to this Section 6.2 shall be subject to the Mutual Confidential Nondisclosure Agreement, dated September 4, 2015, between Parent and Diffusion (as supplemented and amended from time to time, the “Diffusion Confidentiality Agreement”). No investigation pursuant to this Section 6.2 or information provided, made available or delivered to Diffusion or Parent pursuant to this Section 6.2 or otherwise shall affect any representations or warranties of Parent or Diffusion or conditions or rights of Parent or Diffusion contained in this Agreement.

Section 6.3     Required Actions.

(a)     Each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary to consummate and make effective, as soon as reasonably possible, the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof, including: (i) Diffusion soliciting and obtaining the Required Diffusion Consent and (ii) Parent filing with the SEC and mailing to Parent’s stockholders an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder (the “Schedule 14f-1”); provided, however, that nothing in this Section 6.3 shall prohibit either party from taking any action expressly contemplated by Section 5.5. Diffusion and Parent have each provided the other party (or will each provide the other party within five (5) Business Days after the date of this Agreement or, with respect to any reasonable request of the other party after the date of this Agreement, within three (3) Business Days of such request) with the information relating to it or its directors and officers required under Section 14(f) of the Exchange Act and Rule 14f-1, in the case of Diffusion, or deemed necessary or advisable for inclusion in the materials to be provided to the holders of Diffusion Units in connection with the solicitation of the Required Diffusion Consent (the “Diffusion Information Statement”), in the case of Parent, and will take all such other actions as may reasonably be requested by the other party in connection with the preparation and filing of the Schedule 14f-1, in the case of Diffusion, or the preparation and mailing of the Diffusion Information Statement, in the case of Parent, including, in each case, correcting any information provided that later becomes false or misleading.

(b)     In connection with and without limiting Section 6.3(a), subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, permits or orders from all third parties and Governmental Entities, including those required to satisfy the conditions set forth in Section 7.1(c), so as to enable the Closing to occur as soon as reasonably practicable. If the actions taken by Diffusion and Parent pursuant to the immediately preceding sentence do not result in the conditions set forth in Section 7.1(c) being satisfied, then each of Diffusion and Parent shall jointly (to the extent practicable) initiate and/or participate in any proceedings, whether judicial or administrative, in order to (i) oppose or defend against any action or proceeding by any Governmental Entity or other Person to challenge, prevent or enjoin the consummation of the Merger or any of the other transactions contemplated by this Agreement and (ii) take such action as is necessary to overturn any regulatory action or proceeding by any Governmental Entity or other Person to challenge or block, in whole or in part, consummation of the Merger or any of the other transactions contemplated by this Agreement, including by defending any suit, action or other legal proceeding brought by any Governmental Entity or other Person in order to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Injunction or other prohibition resulting from any suit, action or other legal proceeding that would cause any condition set forth in Section 7.1(c) not to be satisfied, provided that Diffusion and Parent shall cooperate with one another in connection with, and shall jointly control, all proceedings related to the foregoing. Nothing in this Section 6.3 shall require Parent, Merger Sub or Diffusion or any of Parent’s other Subsidiaries to sell, hold separate, license or otherwise dispose of any assets or conduct their business in a specified manner, or agree or proffer to sell, hold separate, license or otherwise dispose of any assets or conduct their business in a specified manner, or permit or agree to the sale, holding separate, licensing or other disposition of, any assets of Parent, Merger Sub, Diffusion or any of Parent’s other Subsidiaries, whether as a condition to obtaining any approval from, or to avoid potential litigation or administrative action by, a Governmental Entity.

(c)     In connection with and without limiting the generality of the foregoing:

(i)     Parent and Diffusion shall make or cause to be made, in consultation and cooperation with the other party hereto and as promptly as practicable after the date of this Agreement (but in any event, with respect to clause (A) below, within fifteen (15) Business Days following the date of this Agreement), (A) if applicable, an appropriate filing of a Notification and Report Form pursuant to the HSR Act relating to the Merger and (B) all other necessary registrations, declarations, notices and filings relating to the Merger with any other Governmental Entities under any other antitrust, competition, trade regulation or similar Laws

(ii)     each of Parent and Diffusion shall use its reasonable best efforts to furnish to the other all assistance, cooperation and information required for any such registration, declaration, notice or filing and in order to achieve the effects set forth in Section 6.3(b);

(iii)     each of Parent and Diffusion shall keep the other apprised of the status of its filings, registrations and submissions with any Governmental Entity and give the other reasonable prior notice of any such registration, declaration, notice or filing and, to the extent reasonably practicable, of any communication with any Governmental Entity regarding the Merger (including with respect to any of the actions referred to in Section 6.3(b)), and permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with, any such registration, declaration, notice, filing or communication;

(iv)     each of Parent and Diffusion shall respond as promptly as practicable under the circumstances to any inquiries received from any Governmental Entity or any other authority enforcing applicable antitrust, competition, trade regulation or similar Laws for additional information or documentation in connection with antitrust, competition, trade regulation or similar matters; and

(v)     unless prohibited by applicable Law or by the applicable Governmental Entity, (A) to the extent reasonably practicable, neither Parent nor Diffusion shall participate in or attend any meeting, or engage in any substantive conversation with any Governmental Entity in respect of the Merger (including with respect to any of the actions referred to in Section 6.3(c)) without the other, (B) to the extent reasonably practicable, each of Parent and Diffusion shall give the other reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating or attending any such meeting or engaging in any such conversation, the attending party shall keep the other reasonably apprised with respect thereto, (D) each of Parent and Diffusion shall cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement and the Merger, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Entity, and (E) each of Parent and Diffusion shall furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement and the Merger.

(d)     Diffusion shall give prompt notice to Parent, and Parent shall give prompt notice to Diffusion, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 6.3(d) will not constitute the failure of any condition set forth in Article VII to be satisfied, unless the underlying inaccuracy or breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

Section 6.4     Indemnification and Directors and Officers Insurance.

(a)     Indemnification of Parent Directors and Officers.

(i)     Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of Parent (each, a “Parent Indemnified Party”) as provided in the Parent Certificate of Incorporation, the Existing Parent Bylaws, the indemnification agreements between Parent and each of its current or former directors and officers or pursuant to any other Contracts in effect on the date hereof and disclosed on Section 6.4 of the Parent Disclosure Schedule, shall survive the Merger and continue in full force and effect in accordance with their terms.

(ii)     At or prior to the Effective Time, Parent shall purchase a “tail” directors’ and officers’ liability insurance policy (the “Parent Tail Policy”) for Parent and its current or former directors and officers who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by Parent that shall provide Parent and such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage and have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by Parent with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event shall Parent be required to expend for such policy an amount in excess of 300% of the annual aggregate premiums currently paid by Parent for such insurance (the “Parent Maximum Premium”). Parent shall maintain such policy in full force and effect, and continue to honor the obligations thereunder. If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Parent Maximum Premium, Parent will cause to be maintained the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Parent Maximum Premium.

(iii)     The provisions of this Section 6.4(a) will survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Parent Indemnified Party and his or her heirs and representatives. Parent shall pay or cause to be paid (as incurred) all expenses, including reasonable fees and expenses of counsel, that a Parent Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 6.4(a) (subject to reimbursement if the Parent Indemnified Party is subsequently determined not to be entitled to indemnification under Section 6.4(a)(i)).

(iv)     If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of Parent, as the case may be, will assume the obligations set forth in this Section 6.4(a).

(v)     The current and former directors and officers of Parent are express third party beneficiaries of this Section 6.4(a).

(b)     Indemnification of Diffusion Directors and Officers.

(i)     Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of Diffusion (each, a “Diffusion Indemnified Party”) as provided in the Existing Diffusion Articles and Existing Diffusion Operating Agreement or pursuant to any other Contracts in effect on the date hereof and disclosed on Section 6.4 of the Diffusion Disclosure Schedule, shall be assumed by the Surviving Company in the Merger without any further action by any party, and shall survive the Merger and continue in full force and effect in accordance with their terms.

(ii)     At or prior to the Effective Time, Parent shall purchase a “tail” directors’ and officers’ liability insurance policy (the “Diffusion Tail Policy”) for Diffusion and its current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by Diffusion, in a form reasonably acceptable to Diffusion, that shall provide Diffusion and such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage and have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by Diffusion with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event shall Parent be required to expend for such policy an amount in excess of 300% of the annual aggregate premiums currently paid by Diffusion for such insurance (the “Diffusion Maximum Premium”). Parent shall maintain such policy in full force and effect, and continue to honor the obligations thereunder. If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Diffusion Maximum Premium, Parent will cause to be maintained the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Diffusion Maximum Premium.

(iii)     The provisions of this Section 6.4(b) will survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and representatives. Parent shall pay or cause to be paid (as incurred) all expenses, including reasonable fees and expenses of counsel, that a Diffusion Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 6.4(b) (subject to reimbursement if the Diffusion Indemnified Party is subsequently determined not to be entitled to indemnification under Section 6.4(b)(i)).

(c)     If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of Parent, as the case may be, will assume the obligations set forth in this Section 6.4(b).

(d)     The current and former directors and officers of Diffusion are express third party beneficiaries of this Section 6.4(b).

Section 6.5     Transaction Litigation. Parent shall give Diffusion the opportunity to participate in the defense or settlement of any stockholder litigation against Parent and/or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Diffusion, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of this paragraph, “participate” means that the non-litigating party will be kept apprised of proposed strategy and other significant decisions with respect to the litigation by the litigating party, consistent with the common interest of Parent and Diffusion in these matters and the applicable privileges and protections provided therein, and the non-litigating party may offer comments or suggestions with respect to the litigation, but will not be afforded any decision making power or other authority over the litigation except for the settlement consent set forth above.

Section 6.6     Governance Matters.

(a)     Board of Directors. Parent shall take all necessary action to cause, effective at the Effective Time, (i) the size of its board of directors to consist of six members and (ii) the board of directors of Parent to be comprised of the individuals listed on Exhibit D (the “Reconstituted Parent Board”); provided that if any such individual is unable or unwilling to serve on the Reconstituted Parent Board immediately after the Effective Time, a replacement individual shall be selected by Diffusion.

(b)     Governance Matters. Parent, Merger Sub and Diffusion shall take all actions necessary so that the matters set forth on Exhibit D occur on the Closing Date.

Section 6.7     Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and Diffusion. Thereafter, neither Parent nor Diffusion, nor any of their respective Affiliates or Representatives shall issue or cause the publication of any press release or other public announcement (to the extent previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or, with respect to Parent, the rules and regulations of the OTCQB marketplace or OTC Markets Group, Inc., as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party). Parent shall provide Diffusion the opportunity to review and comment prior to any publication or dissemination of any other press release or other public announcement or statement, except as required by applicable Law or, with respect to Parent, the rules and regulations of the OTCQB marketplace or OTC Markets Group, Inc. Parent and Diffusion shall cooperate to ensure that all such press releases or public announcements comply with the Securities Act and the Exchange Act and the rules promulgated thereunder.

Section 6.8     Contingent Value Rights.

(a)     Subject to this Section 6.8, Parent will have the right to issue, prior to the Closing Date, to the holders of CVR Eligible Securities (as defined in the CVR Agreement) a dividend of one contingent value right (a “CVR,” and collectively the “CVRs,”) with respect to each CVR Eligible Security then issued and outstanding held by such holder. Subject and pursuant to the terms of the CVR Agreement (which will not be amended or modified without the prior written consent of Diffusion), each CVR shall entitle the holder thereof to certain payments on the terms set forth therein.

(b)     At least five (5) Business Days prior to the issuance of the CVRs, Parent shall provide to Diffusion a draft of any additional documents related to the issuance of the CVRs to the holders of CVR Eligible Securities, including, but not limited to, the resolutions of the Parent Board authorizing and approving such issuance, and Parent agrees to consider in good faith any reasonable comments of, and make any reasonable revisions requested by, Diffusion with respect thereto.

Section 6.9     Certain Tax Matters.

(a)     The parties intend, that, for U.S. federal income tax purposes, (1) the Merger shall qualify as a contribution by the holders of the Diffusion Units to Parent in exchange for Parent Common Stock, which contribution shall be governed by Section 351(a) of the Code and (2) the foregoing contribution of the Diffusion Units to Parent shall cause the termination of Diffusion as a partnership for U.S. federal income tax purposes. Parent and Diffusion shall each use their respective reasonable best efforts to cause the Merger to be treated as an exchange governed by Section 351(a) of the Code.

(b)     The parties shall treat the transactions contemplated by this Agreement in a manner consistent with the intended tax treatment described in (a) above, and no party hereto will take any position inconsistent with the foregoing on any U.S. federal, state or local income Tax Return, or take any other Tax reporting position unless otherwise required by a “determination” (as defined in Section 1313(a)(1) of the Code) or by applicable federal, state or local income Tax law.

(c)     In furtherance of the foregoing:

(i)     Diffusion hereby represents, warrants and covenants as follows:

(A)     Diffusion has not taken any action, nor, to the Knowledge of Diffusion, does there exist any fact or circumstance, that would prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as an “exchange” within the meaning of Section 351(a) of the Code (other than such gain recognized in connection with the receipt of cash in lieu of fractional shares pursuant to Section 2.2(f)); and

(B)     Diffusion has no current plan or intention to, and is not a party to a binding agreement or obligation or subject to any requirement to, and will not, take any action that, in each instance, it knows or reasonably should know could adversely affect the treatment of the transactions contemplated by this Agreement as an exchange governed by Section 351(a) of the Code.

(ii)     Parent hereby represents, warrants and covenants as follows:

(A)     Neither Parent nor any of its Subsidiaries has taken any action, nor, to the Knowledge of Parent, there does not exist any fact or circumstance, that would prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as an “exchange” within the meaning of Section 351(a) of the Code (other than such gain recognized in connection with the receipt of cash in lieu of fractional shares pursuant to Section 2.2(f));

(B)     Parent has no current plan or intention, and is not a party to a binding agreement or obligation or subject to any requirement, to issue, grant, distribute, sell, cancel, redeem, acquire, assign, transfer, recapitalize or amend (however accomplished) the terms of any shares of Parent Stock (or other equity rights, including Parent Stock Options and Parent Warrants), including any transaction treated as a sale of Parent equity for U.S. federal income tax purposes, to the extent such actions would cause the Former Diffusion Holders to no longer be in Control of Parent, and will not take any such action within one (1) year of the Closing to the extent such action would cause the Former Diffusion Holders to no longer be in Control of Parent;

(C)     Parent has no current plan or intention, and is not party to any binding agreement or obligation or subject to any requirement, to be liquidated, merged, or converted to a limited liability company (or other non-corporate entity), or to enter into any other transaction pursuant to which Parent ceases to exist as a separate entity taxable as a corporation for U.S. federal income tax purposes;

(D)     Parent has no current plan or intention to, and is not a party to a binding agreement or obligation or subject to any requirement to, and will not, take any action that, in each instance, it knows or reasonably should know could adversely affect the treatment of the transactions contemplated by this Agreement as an exchange governed by Section 351(a) of the Code;

(E)     Parent is not an Investment Company; and

(F)     Merger Sub was formed solely to effectuate the Merger, and (I) has not held, and will not hold at any time prior to the Merger, any assets (other than cash contributed by Parent upon formation), and (II) has not conducted, and will not conduct at any time prior to the Merger, any business activities or operations of any kind, other than activities in connection with the Merger.

(iii)     Diffusion and Parent hereby represent that there are substantial non-tax corporate business purposes for the Merger.

(iv)     For purposes of this Section 6.9(c):

(A)     “Control” of a corporation means ownership of (I) at least 80% of the total combined voting power of all classes of stock of such corporation entitled to vote, and (II) at least 80% of the total number of shares of each other class of stock of such corporation; and

(B)     “Investment Company” has the meaning given to such term in Section 351(e) of the Code and Treasury Regulations Section 1.351-1(c).

Section 6.10     FIRPTA Certificate. On the Closing Date, Diffusion shall deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent for purposes of certifying that the Diffusion Units do not constitute United States real property interests under Code Sections 897(g) and 1445(e).

Section 6.11     Diffusion Registration Rights.

(a)     Subject to the provisions of this Section 6.11, after the Effective Time, Parent will use its commercially reasonable efforts to file with the SEC no later than the two hundred seventieth (270th) day following the Closing Date, a Registration Statement to register, under and in accordance with the provisions of the Securities Act, all Registrable Securities (the “Parent Registration”); provided, that if Parent determines in good faith that it would be materially adverse to Parent for a Registration Statement to be filed on or before the date such filing would otherwise be required pursuant to the foregoing, Parent shall have the right to defer such filing for a period of not more than one hundred eighty (180) additional days.

(b)     Parent will use its commercially reasonable efforts to effect within one hundred eighty (180) days of the filing of such Registration Statement the registration under the Securities Act (including appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with the applicable regulations promulgated under the Securities Act) of the Registrable Securities that Parent has been so required to register; provided that Parent shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless Parent is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(c)     Registration Obligations and Procedures. Any registration pursuant to this Section 6.11 shall be on such appropriate SEC Registration Statement form as shall be selected by Parent. Parent shall use its best efforts to keep such Registration Statement effective for as long as is necessary for the Former Diffusion Holders to dispose of the Registrable Securities.

(d)     Provision of Information.

(i)     Any participation by the Former Diffusion Holders in a Parent Registration shall be in accordance with the applicable plan of distribution. Parent shall have sole discretion to select the underwriters for any such offering, if any.

(ii)     In connection with any Parent Registration in which any Former Diffusion Holder includes Registrable Securities pursuant to this Section 6.11 (any such Former Diffusion Holder, a “Participating Stockholder”), such Participating Stockholder agrees (A) to supply any information reasonably requested by Parent in connection with the preparation of a Registration Statement and/or any other documents relating to such registered offering and (B) to execute and deliver any agreements and instruments being executed by all holders on substantially the same terms reasonably requested by Parent to effectuate such registered offering, including underwriting agreements, custody agreements, lock-ups, “hold back” agreements pursuant to which such Participating Stockholder agrees not to sell or purchase any securities of Parent for the same period of time following the registered offering as is agreed to by the other participating holders, powers of attorney and questionnaires.

(iii)     If Parent requests that the Former Diffusion Holders take any of the actions referred to in paragraph (ii) of this Section 6.11(e), the Former Diffusion Holders shall take such action promptly but in any event within three (3) Business Days following the date of such request. If such Former Diffusion Holder fails to take such action within such three (3) Business Day period, Parent shall have the right, in its sole discretion, to exclude any Registrable Securities held by such Former Diffusion Holder from any such Registration Statement. Furthermore, Parent agrees that it shall use commercially reasonably efforts to obtain any waivers to the restrictive sale and purchase provisions of any “hold back” agreement that are reasonably requested by a Former Diffusion Holder.

Section 6.12     Estimated Parent Net Cash Amount; Post-Closing Adjustment.

(a)     Estimated Parent Net Cash Amount.

(i)     Section 6.12 of the Parent Disclosure Schedule sets forth, in reasonable detail, Parent’s good faith estimate of the Parent Net Cash Amount and the components thereof, calculated as if the Closing had occurred on December 31, 2015. Parent and Diffusion agree that the Estimated Parent Net Cash Amount and Final Parent Net Cash Amount will each be calculated based on the same assumptions and methodologies used in preparing Section 6.12 of the Parent Disclosure Schedule.

(ii)     At least three (3) Business Days prior to the Closing Date, Parent will deliver to Diffusion a schedule (the “Estimated Net Cash Schedule”) that sets forth, in reasonable detail, Parent’s good faith estimate of the Parent Net Cash Amount and the components thereof, together with the work papers and back-up materials supporting the basis for such schedule.

(iii)     Diffusion will use its commercially reasonable efforts to notify Parent of any objections to the Estimated Net Cash Schedule at least one (1) Business Day prior to Closing and Parent and Diffusion will use their respective commercially reasonable efforts to promptly meet and attempt in good faith to resolve any such objections prior to Closing.

(iv)     For purposes of this Agreement, the term “Estimated Parent Net Cash Amount” means (1) Parent’s good faith estimate of the Parent Net Cash Amount as set forth on the Estimated Net Cash Schedule or (2) such other amount as agreed upon in writing by Parent and Diffusion prior to Closing.

(b)     Post-Closing Adjustment.

(i)     Within the thirty (30) day period immediately following the Closing Date, Parent will have the right to dispute (a “Dispute”) any part of the Estimated Net Cash Schedule by delivering a written notice (a “Dispute Notice”) to the Independent Accountant with a copy to the Parent Representative. Any Dispute Notice will identify in reasonable detail the nature of any proposed revisions to the Estimated Net Cash Schedule and Parent’s good faith estimate of the final Parent Net Cash Amount and the components thereof (any such items, the “Disputed Items”), and will be accompanied by reasonably detailed work papers and back-up materials supporting the basis for such proposed revisions.

(ii)     The Independent Accountant will be instructed to make a written determination with respect to the Disputed Items as promptly as practicable, but in any event within thirty (30) calendar days after the date on which the Dispute is referred to the Independent Accountant. The Independent Accountant shall determine, based solely on the Estimated Net Cash Schedule, the Dispute Notice and the work papers and back-up materials supporting the basis for each, and not by independent review, only the Disputed Items. In resolving any Disputed Item, the Independent Accountant shall be bound by the assumptions and methodologies used in preparing Section 6.12 of the Parent Disclosure Schedule, the definitions of Parent Net Cash Amount, Parent Working Capital Liability Amount, Parent Indebtedness Amount, Parent Other Liability Amount, Parent Bonus Payment Amount, Transaction Expenses and Transfer Taxes and the other applicable requirements of this Section 6.12 (and related definitions) and shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. No party hereto nor the Parent Representative shall have any ex parte conversations or meetings with the Independent Accountant without the prior consent of the other party. Notwithstanding any provisions hereof to the contrary, the Independent Accountant shall be deemed to be acting as an expert and not as an arbiter.

(iii)     For purposes of this Agreement, the term “Final Parent Net Cash Amount” means (1) in the event there is no Dispute, the Estimated Parent Net Cash Amount or (2) in the event there is a Dispute, the Parent Net Cash Amount as finally determined by the Independent Accountant pursuant to Section 6.12(b)(iii).

ARTICLE VII

Conditions

Section 7.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction, or waiver by each of the parties, at or prior to the Effective Time of the following conditions:

(a)     Regulatory Approvals. (i) All consents of Governmental Entities set forth in Section 7.1(c) of the Parent Disclosure Schedule and Section 7.1(c) of the Diffusion Disclosure Schedule shall have been obtained and shall be in full force and effect at the Closing (including any applicable waiting period (and any extension thereof) applicable to the Merger under the HSR Act having expired or been earlier terminated); and (ii) all filings with Governmental Entities set forth in Section 7.1(c) of the Parent Disclosure Schedule and Section 7.1(c) of the Diffusion Disclosure Schedule shall have been made and any applicable waiting period thereunder shall have expired or been terminated, as the case may be (all such expirations, terminations, consents and filings collectively, the “Requisite Regulatory Approvals”).

(b)     Requisite Diffusion Consent. The Requisite Diffusion Consent shall have been obtained.

(c)     No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent Injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity, or other legal restraint or prohibition shall be in effect preventing, the consummation of the Merger and the transactions contemplated by this Agreement.

(d)     Governance Matters. The actions set forth on Exhibit D shall have been taken.

Section 7.2     Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a)     Representations and Warranties. (i) Each of the representations and warranties of Diffusion set forth in Section 4.1, Section 4.2, Section 4.3 and Section 4.5(a) shall be true and correct in all material respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), and (ii) the other representations and warranties of Diffusion set forth in this Agreement shall be true and correct in all respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Diffusion Material Adverse Effect” set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Diffusion Material Adverse Effect, and Parent shall have received a certificate signed on behalf of Diffusion by the Chief Executive Officer or the Chief Financial Officer of Diffusion to the foregoing effects.

(b)     Performance of Obligations of Diffusion. Diffusion shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Diffusion by the Chief Executive Officer or the Chief Financial Officer of Diffusion to such effect.

(c)     MAE. Since the date of this Agreement, there shall have been no Diffusion Material Adverse Effect.

(d)     No Proceedings. No new material Proceeding shall have been instituted against or threatened in writing against Diffusion after the date hereof (or have been instituted against or threatened in writing against any present or former officer, director or employee of Diffusion after the date hereof in connection with which Diffusion has an indemnification obligation).

(e)     Parent Closing Ownership Percentage. The Parent Percentage shall be no less than 10%.

(f)     Agreements. Diffusion shall have delivered to Parent the Voting and Lock-Up Agreements executed by each of the Diffusion Lock-Up Parties.

Section 7.3     Conditions to Obligations of Diffusion.

(a)     Representations and Warranties. (i) Each of the representations and warranties of Parent and Merger Sub set forth in Section 3.1, Section 3.2, Section 3.3 and Section 3.5(a) of this Agreement shall be true and correct in all material respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), and (ii) the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, and Diffusion shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effects.

(b)     Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Diffusion shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

(c)     MAE. Since the date of this Agreement, there shall have been no Parent Material Adverse Effect.

(d)     Agreements. Parent shall have executed and delivered, or caused to be executed and delivered, the Voting and Lock-Up Agreements executed by Parent and each of the Parent Lock-Up Parties, the CVR Agreement and the Parent Board Resignations.

(e)     No Proceedings. No new material Proceeding shall have been instituted against or threatened in writing against Parent, Merger Sub or any of their respective Subsidiaries after the date hereof (or have been instituted against or threatened in writing against any present or former officer, director or employee of Parent or any Parent Subsidiary after the date hereof in connection with which Parent or any Parent Subsidiary has an indemnification obligation); provided, however, that Diffusion agrees and acknowledges that any Proceeding instituted against or threatened in writing against Parent or any of its officers or directors by or on behalf of any stockholder of Parent in connection with the transactions contemplated by this Agreement shall not be deemed to be a material Proceeding for purposes of this Section 7.3(e) and, subject to Section 7.1(c), it is not a condition to the obligation of Diffusion to effect the Merger that no such Proceeding be so instituted or threatened.

(f)     Closing Cash Condition. The Closing Cash Condition shall have been satisfied.

(g)     Diffusion Closing Ownership Percentage. Immediately following the Effective Time, Former Diffusion Holders will own, on an issued and outstanding basis, at least 80% of the shares of Parent Common Stock.

(h)     Form S-1 Registration Statement. Parent shall have delivered to Diffusion evidence reasonably satisfactory to Diffusion that Parent’s Registration Statement on Form S-1 (File No. 333-197409), originally filed with the SEC on July 14, 2014, has been effectively withdrawn.

Section 7.4     Frustration of Closing Conditions. Neither Parent nor Diffusion may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, or other breach of or noncompliance with this Agreement.

ARTICLE VIII

Termination

Section 8.1     Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(a)     by the mutual written consent of Parent and Diffusion.

(b)     by either of Diffusion or Parent:

(i)     if the Closing shall not have been consummated on or before February 29, 2016 (the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a party if the inability to satisfy such condition was due to the failure of such party to perform in any material respect any of its obligations under this Agreement;

(ii)     if any restraint having the effect set forth in Section 7.1(c) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if such restraint was due to the failure of such party to perform in any material respect any of its obligations under this Agreement; or

(iii)     if the Requisite Diffusion Consent shall not have been obtained by January 15, 2016.

(c)     by Diffusion:

(i)     if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or (b) and (B) is incapable of being cured, or is not cured, by Parent within thirty (30) days following receipt of written notice from Diffusion of such breach or failure; provided, that Diffusion shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if Diffusion is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(ii)     if Parent shall have breached its obligations under Section 5.5(b);

(iii)     if Parent shall have entered into a definitive agreement with respect to a Superior Proposal; or

(iv)     if the Estimated Parent Net Cash Amount is less than $4,700,000.

(d)     by Parent:

(i)     if Diffusion shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Diffusion set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or (b) and (B) is incapable of being cured, or is not cured, by Diffusion within thirty (30) days following receipt of written notice from Parent of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(ii)     if Diffusion shall have breached its obligations under Section 5.5(a); or

(iii)     if (A) the Parent Board shall have authorized Parent to enter into a definitive agreement with respect to a Superior Proposal and (B) Parent has complied in all material respects with Section 5.5; provided that substantially concurrently with such termination, Parent enters into such definitive agreement and fulfills its obligations under Section 8.2.

Section 8.2     Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Sections 5.6 and 8.2, and the provisions in Article IX, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Diffusion or Parent or their respective directors, officers and Affiliates.

ARTICLE IX

Miscellaneous

Section 9.1     Survival of Representations and Warranties. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except those set forth in Sections 5.6 and 8.2 and this Article IX shall survive termination of this Agreement provided, that this Section 9.1 shall not limit any covenant or agreement of the parties that by its terms contemplates or requires performance after the Effective Time. The Diffusion Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

Section 9.2     Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto.

Section 9.3     Extension of Time; Waiver. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by Parent or Diffusion in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.4     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 9.5     Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of copies of this Agreement and of signature pages by e-mail or facsimile transmission, PDF or other electronic file will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by e-mail or facsimile, PDF or other electronic file will be deemed to be their original signatures for all purposes.

Section 9.6     Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Parent Disclosure Schedule, the Diffusion Disclosure Schedule, the Voting and Lock-Up Agreements and the CVR Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), as set forth in Section 6.4.

Section 9.7     Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b)     Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)     EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.8     Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.8 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.9     Notices. Any notice, request, instruction, or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be delivered personally, by overnight courier service, by electronic mail in portable document format or sent by certified, registered or express air mail, postage prepaid (and shall be deemed given when, delivered if delivered by hand, one Business Day after deposited with an overnight courier service if delivered by overnight courier, upon electronic confirmation of receipt if sent by electronic mail during normal business hours and otherwise upon the opening of business on the next Business Day, and five days after mailing if mailed), as follows:

If to Parent or Merger Sub:

2150 East Lake Cook Road, Suite 750 Buffalo Grove, Illinois 60089 Attention: Stephen M. Simes, Chief Executive Officer E-mail: ssimes@restorgenex.com with a copy to (which shall not constitute notice):

Oppenheimer Wolff & Donnelly LLP

222 South Ninth Street, Suite 2000

Minneapolis, Minnesota 55402

Attention: Amy E. Culbert, Esq.

                Brett R. Hanson, Esq.

E-mail: aculbert@oppenheimer.com

            bhanson@oppenheimer.com

If to Diffusion:

2020 Avon Court, #4

Charlottesville, Virginia 22902

Attention: David G. Kalergis, Chief Executive Officer

                  Ben Shealy, Chief Financial Officer

E-mail: dkalergis@diffusionpharma.com

            wshealy@diffusionpharma.com

with a copy to (which shall not constitute notice):

Dechert LLP 1095 Avenue of the Americas New York, New York 10036 Attention: David S. Rosenthal, Esq. E-mail: david.rosenthal@dechert.com or to such other address or e-mail address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

Section 9.10     Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.11     Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Accredited Holders” means (i) the holders of Diffusion Units listed on Section 9.11(a) of the Diffusion Disclosure Schedule except for any holder listed thereon that Parent notifies Diffusion prior to the Closing is being removed because the parties have agreed in good faith that evidence reasonably satisfactory to affirm that the holder is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act) has not been received by Diffusion or provided to Parent), (ii) any other holder of Diffusion Units that executes and delivers to Diffusion or Parent prior to the Closing an accredited investor questionnaire in the form of Exhibit E that indicates that such holder is an accredited investor and that Parent, in its reasonable discretion determines is, in fact, an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act) and (iii) any other holder of Diffusion Units that Parent in its reasonable discretion determines is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act) without having received such a questionnaire.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Benefit Plan” means each (i) “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) pension, retirement, deferred compensation, profit sharing, bonus, incentive, equity or equity-based, employment, consulting, severance, termination, change-of-control, health, life, disability, group insurance, retention, welfare and paid time off plan, program, contract or arrangement and (iii) other material compensation plan, program, contract or arrangement.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Closing Cash Condition” means that the Estimated Parent Net Cash Amount is equal to or greater than $6,500,000 or such other amount agreed to in writing between Parent and Diffusion.

“Contract” means all oral or written contracts, agreements, commitments, arrangements, leases and other instruments to which any Person is a party.

“CVR Agreement” means the Contingent Value Rights Agreement in substantially the form attached hereto as Exhibit F to be entered into by and between Parent and the Rights Agent, subject to review by the Rights Agent.

“Diffusion Award Plans” means the equity-based compensation plans identified in Section 9.11(b) of the Diffusion Disclosure Schedule.

“Diffusion Benefit Plan” means each Benefit Plan maintained, contributed to, or required to be contributed to, by Diffusion for the benefit of any current or former employee, director, officer or independent contractor of Diffusion, or under which Diffusion has any liability.

“Diffusion Convertible Notes” means, collectively, the 1.50% Amended Convertible A Promissory Notes, 1.00% Convertible B Promissory Notes, 1.00% Convertible C Promissory Notes, 1.00% Convertible D Promissory Notes, 1.00% Convertible E Promissory Notes and 1.00% Convertible F Promissory Notes, in each case, of Diffusion.

“Diffusion IPR” means any Intellectual Property Rights owned, in whole or in part, by Diffusion.

“Diffusion Material Adverse Effect” means any change, state of facts, circumstance, event or effect that, individually or in the aggregate, is materially adverse to (A) the financial condition, properties, assets, liabilities, obligations (whether accrued, absolute, contingent or otherwise), businesses or results of operations of Diffusion and/or (B) the ability of Diffusion to perform its obligations under this Agreement; provided, however, that any change, state of facts, circumstance, event or effect arising from or related to: (i) conditions generally affecting the United States economy or generally affecting one or more industries in which Diffusion operates; (ii) national or international political or social conditions, including terrorism or the engagement by the United States in hostilities or acts of war; (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes in GAAP or other accounting requirements; (v) changes in any Laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity; (vi) the public announcement, pendency or completion of the transactions contemplated by this Agreement; or (vii) any failure, in and of itself, by Diffusion to meet any internal or disseminated projections, forecasts or revenue or earnings predictions for any period (it being understood that the facts and circumstances giving rise or contributing to such failure may be taken into account in determining whether there has been a Diffusion Material Adverse Effect), in each case, shall not be taken into account in determining whether a “Diffusion Material Adverse Effect” has occurred or would reasonably be expected to occur with respect to Diffusion.

“Diffusion Permits” means all governmental licenses, authorizations, permits, certificates, registrations, consents, franchises, variances, exemptions, Orders and approvals required to own, lease and operate Diffusion’s properties and to carry on its business as currently conducted.

“Diffusion Related Parties” means (1) Diffusion and (2) the former, current and future (A) Affiliates, (B) directors, officers, managers, employees, agents, attorneys, consultants, advisors or other representatives and (C) general or limited partners, managers, shareholders, members, partners, successors, permitted assigns, in each case, of Diffusion or any Affiliate of Diffusion.

“Diffusion Unit Option” means any option to purchase Diffusion Units granted under any Diffusion Award Plan.

“Environmental Law” means any foreign, federal, state or local law, treaty, statute, rule, regulation, Order, ordinance, decree, Injunction, judgment, governmental restriction, binding agreement with any Governmental Entity or any other requirement of Law (including common law) regulating or relating to the protection of human health from exposure to any Hazardous Substance, natural resource damages or the protection of the environment or species, including Laws relating to the protection of wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, recycling, disposal, storage, Release or threatened Release of Hazardous Substances.

“Estimated Per Share Exchange Ratio” means the ratio of the Estimated Per Share Number to one (1).

“Estimated Per Share Number” means the Closing Diffusion Share Amount divided by the Diffusion Fully Diluted Share Amount; provided, that for purposes of calculating the Estimated Per Share Number, the term “Final Parent Net Cash Amount” in the definitions of “Parent Net Cash Difference” and “Parent Percentage” shall be replaced by the term “Estimated Parent Net Cash Amount.”

“Equity Equivalents” of any Person means (x) any securities convertible into or exchangeable for, or any warrants or options or other rights to acquire, any capital stock, voting securities or equity interests of such Person, (y) any warrants or options or other rights to acquire from such Person, or any other obligation of such Person to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock, voting securities or other equity interests in such Person or (z) any rights that are linked in any way to the price of any capital stock or equity interests of, or to the value of or of any part of, or to any dividends or distributions paid on any capital stock or other equity interests of, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” means the United States Food and Drug Administration.

“Final Parent Net Cash Amount” means the Parent Net Cash Amount as finally determined pursuant to Section 6.12(b).

“Forfeitures and Cashless Settlements” by any Person means (x) the forfeiture or satisfaction of Equity Equivalents of such Person, (y) the acceptance by such Person of shares of common stock of such Person as payment for the exercise price of Equity Equivalents of such Person and (z) the acceptance by such Person of shares of common stock of such Person for withholding Taxes incurred in connection with the exercise of Equity Equivalents of such Person or the vesting or satisfaction of Equity Equivalents of such Person, in each case, in accordance with past practice of such Person and the terms of the applicable award agreements.

“Former Diffusion Holder” means any Person that receives Merger Consideration pursuant to this Agreement.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Entity” means any nation or government, any state, agency, commission, or other political subdivision thereof, any insurance regulatory authority, any self-regulatory authority, or any entity (including a court) of competent jurisdiction properly exercising executive, legislative, judicial or administration functions of the government.

“Grant Date” means, with respect to any Parent Stock Option or Diffusion Unit Option, the date on which such Parent Stock Option or Diffusion Unit Option was granted to the holder of such Parent Stock Option or Diffusion Unit Option, respectively.

“Health Laws” means all healthcare laws, including any and all federal, state and local fraud and abuse laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the regulations promulgated pursuant to such statutes.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Independent Accountant” means the New York, New York office of one of the following accounting firms as selected by Parent in its sole discretion: PricewaterhouseCoopers (PwC US), Ernst & Young LLP, McGladrey LLP, Grant Thornton LLP, BDO USA LLP, Crowe Horwath LLP, CliftonLarsonAllen LLP or Baker Tilly Virchow Krause LLP; provided, that if any such firm informs Parent that it is unwilling or unable to serve as the Independent Accountant, Parent may select another firm from the foregoing list.

“Injunction” means any Order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition.

“Intellectual Property Rights” means any and all intellectual and industrial property rights and other similar proprietary rights, in any jurisdiction, whether registered or unregistered, including without limitation all rights pertaining to or deriving from: (a) patents and patent applications, utility models, design registrations and certificates of invention and other grants for the protection of inventions or industrial designs by any Governmental Entity (including all related continuations, continuations-in-part, divisions, reexaminations, extensions reissues, and counterparts claiming priority therefrom) (collectively, “Patents”); (b) inventions, invention disclosures, discoveries and improvements, whether or not patented or patentable; (c) works of authorship, including designs, data and database rights and registrations and applications for registration thereof and all rights associated with works of authorship, including moral rights of authors (“Copyrights”); (d) computer software and firmware, including without limitation without limitation data files, source code, object code and software-related specifications and documentation (collectively “Software”); (e) trademarks, trade names, service marks, certification marks, service names, brands, trade dress slogans, logos and other similar source or origin indicators, whether registered or unregistered, and all registrations and applications for registration therefor, and the goodwill associated therewith (collectively, “Trademarks”); (f) trade secrets (including without limitation without limitation those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), non-public information, and confidential information, business, technical and know-how information, and rights to limit the use or disclosure thereof by any Person (collectively “Trade Secrets”); (g) domain names; and (h) proprietary databases and data compilations and all documentation relating to the foregoing; and including without limitation in each case any and all (x) registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Entity in any jurisdiction, and (y) past, present and future claims, defenses and causes of action arising under any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge of Parent” or “Knowledge” when used in reference to Parent means the knowledge after reasonable inquiry with respect to such individual’s areas of primary responsibility of those individuals listed in Section 9.11(a) of the Parent Disclosure Schedule.

“Knowledge of Diffusion” or “Knowledge” when used in reference to Diffusion means the knowledge after reasonable inquiry with respect to such individual’s areas of primary responsibility of those individuals listed in Section 9.11(c) of the Diffusion Disclosure Schedule.

“Law” means any statute, law, ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity.

“Order” means any order, writ, Injunction, decree, judgment or stipulation issued, promulgated or entered into by or with any Governmental Entity.

“Organizational Documents” means, with respect to any Person, as applicable, its certificate of incorporation, articles of organization, bylaws, operating agreement and/or other similar organizational documents.

“Parent Benefit Plan” means each Benefit Plan maintained, contributed to, or required to be contributed to, by Parent or any of its Subsidiaries for the benefit of any current or former employee, director, officer or independent contractor of Parent or any of its Subsidiaries, or under which Parent or any of its Subsidiaries has any liability.

“Parent Board Resignations” means the resignations delivered by the current directors of Parent in the form attached hereto as Exhibit G.

“Parent Bonus Payment Amount” means the aggregate amount of any stay bonus, retention bonus, sale bonus, change in control bonus or transaction completion bonus required to be paid to any current or former directors, officers or employees of Parent or its Subsidiaries as a result of or in connection with the consummation of this Agreement and the transactions contemplated hereby (including as a result of a “double trigger” provision where the Closing is the first such trigger and the second trigger occurs within sixty (60) days of the Closing Date), including, for the avoidance of doubt, the payments set forth on Section 9.11(b) of the Parent Disclosure Schedule.

“Parent Indebtedness Amount” means, as of the close of business on the Business Day immediately preceding the Closing Date, without duplication, the amount of all principal, interest, premiums or other obligations of Parent and its Subsidiaries related to (a) any indebtedness for borrowed money, (b) any obligations for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and consistent with past practice), (c) any obligations evidenced by notes, bonds, debentures or other similar instruments, and the amount of all checks drawn in excess of balances, (d) any indebtedness created or arising under a conditional sale or other title retention agreement with respect to acquired property, (e) any obligations as lessee under leases that have been or should be recorded as capital leases, (f) any obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities, (g) any obligations owing pursuant to factoring agreements for accounts receivable and all obligations under swap or derivative agreements, (h) any Parent Indebtedness Amount of the type referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by Parent or any of its Subsidiaries, (i) any Parent Indebtedness Amount of the type referred to in clauses (a) through (g) above that is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property (including accounts and contract rights) owned by Parent or any of its Subsidiaries, even though such Person has not assumed, become liable for or guaranteed the payment of such Indebtedness, and (j) all accrued but unpaid interest (or interest equivalent) to the date of determination, and all prepayment premiums or penalties, related to any items of the type referred to in clauses (a) through (i) above.

“Parent IPR” means any Intellectual Property Rights owned, in whole or in part, by Parent or any of its Subsidiaries.

“Parent Material Adverse Effect” means any change, state of facts, circumstance, event or effect that, individually or in the aggregate, is materially adverse to (A) the financial condition, properties, assets, liabilities, obligations (whether accrued, absolute, contingent or otherwise), businesses or results of operations of Parent and the Parent Subsidiaries, taken as a whole, and/or (B) the ability of Parent or Merger Sub to perform their respective obligations under this Agreement; provided, however, that any change, state of facts, circumstance, event or effect arising from or related to: (i) conditions generally affecting the United States economy or generally affecting one or more industries in which Parent and its Subsidiaries operate; (ii) national or international political or social conditions, including terrorism or the engagement by the United States in hostilities or acts of war; (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes in GAAP or other accounting requirements; (v) changes in any Laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity; (vi) the public announcement, pendency or completion of the transactions contemplated by this Agreement; or (vii) any failure, in and of itself, by Parent to meet any internal or disseminated projections, forecasts or revenue or earnings predictions for any period (it being understood that the facts and circumstances giving rise or contributing to such failure may be taken into account in determining whether there has been a Parent Material Adverse Effect), in each case, shall not be taken into account in determining whether a “Parent Material Adverse Effect” has occurred or would reasonably be expected to occur with respect to Parent or Merger Sub.

“Parent Net Cash Amount” means, as of the close of business on the Business Day immediately preceding the Closing Date, the cash and liquid funds of Parent and its Subsidiaries less, without duplication, (i) the Parent Working Capital Liability Amount, (ii) the Parent Indebtedness Amount, (iii) the Parent Other Liability Amount, (iv) the Parent Bonus Payment Amount, (v) the amount of Transaction Expenses incurred by Parent or Merger Sub (but specifically excluding any Transaction Expenses incurred by Diffusion that are paid by Parent or the Surviving Company on behalf of Diffusion if the Merger is consummated (including any costs associated with the Diffusion Tail Policy)), (vi) 50% of the amount of Transfer Taxes, (vii) the amount of outstanding checks of Parent and its Subsidiaries and (viii) the amounts set forth on Section 9.11(c) of the Parent Disclosure Schedule.

“Parent Other Liability Amount” means, as of the close of business on the Business Day immediately preceding the Closing Date, without duplication, the amount of the following, in each case, of Parent and its Subsidiaries: (a) restructuring and remediation accruals or financial instrument liabilities (e.g. swaps, hedges, etc.); (b) intercompany payables; and (c) severance obligations owing or payable by Parent or its Subsidiaries.

“Parent Permits” means all governmental licenses, authorizations, permits, certificates, registrations, consents, franchises, variances, exemptions, Orders and approvals required to own, lease and operate Parent and its Subsidiaries’ respective properties and to carry on their respective businesses as currently conducted.

“Parent Representative” means Stephen M. Simes or, if Stephen M. Simes is unable to serve after the date hereof or resigns as the Parent Representative, Phillip B. Donenberg.

“Parent Stock” means, collectively, the Parent Common Stock and the Parent Preferred Stock.

“Parent Stock Option” means any option to purchase Parent Stock granted under any Parent Stock Plan.

“Parent Stock Plans” means the equity-based compensation plans identified in Section 9.11(d) of the Parent Disclosure Schedule.

“Parent Subsidiaries” means Canterbury Laboratories, LLC, Hygeia Therapeutics, Inc., ProElite, Inc., VasculoMedics, Inc., Paloma Pharmaceuticals, Inc., Pro Sports & Entertainment, Inc., Merger Sub and any other Subsidiary of Parent.

“Parent Warrants” means warrants to purchase Parent Common Stock.

“Parent Working Capital Liability Amount” means, as of the close of business on the Business Day immediately preceding the Closing Date, the following, in each case, of Parent and its Subsidiaries, without duplication: (a) accounts payable, which shall include all liabilities historically included by Parent and its Subsidiaries in their accounts payable accounts, including all payment obligations (evidenced by a received invoice) in respect of goods and services received on or prior to the date of determination), in each case unpaid as of the date of determination; (b) accrued expenses, which shall include all liabilities historically included by Parent and its Subsidiaries in their accrued expenses accounts, including accrued payroll and related liabilities, incurred on or prior to the date of determination but unpaid as of such date, but not including current payments of indebtedness; (c) customer deposits; (d) deferred revenue; (e) current Tax liabilities (and specifically excluding deferred Tax liabilities); and (f) other current liabilities, which shall include any current liability not specifically excluded under clauses (a) through (d) of this definition, to the extent consistent with Parent and its Subsidiaries’ past practices and methodologies, including any subcontractor costs, employee expenses, advisory fees, and rent payments.

“Per Share Exchange Ratio” means the ratio of the Per Share Number to one (1).

“Per Share Number” means the Closing Diffusion Share Amount divided by the Diffusion Fully Diluted Share Amount, where:

(a)     “Closing Diffusion Share Amount” means the Total Post-Closing Share Amount minus the Parent Fully Diluted Share Amount;

(b)     “Parent Fully Diluted Share Amount” means a number equal to the sum of: (i) the number of outstanding shares of Parent Common Stock as of the date of this Agreement (18,614,968), plus (ii) the number of shares of Parent Common Stock subject to outstanding Parent Stock Options as of the date of this Agreement with an exercise price of $2.00 per share or less, as adjusted for any stock split, stock dividend, recapitalization or reorganization (6,650), plus (iii) the number of shares of Parent Common Stock subject to outstanding Parent Warrants as of the date of this Agreement with an exercise price of $2.00 per share or less, as adjusted for any stock split, stock dividend, recapitalization or reorganization (351,060), plus (iv) (without duplication to (i) through (iii)) the number of shares of Parent Common Stock subject to any issuances after the date of this Agreement of Parent Common Stock, Parent Preferred Stock, Parent Stock Options, Parent Warrants or other securities convertible into or exercisable for Parent Common Stock, less (v) the number of shares of Parent Common Stock subject to Parent Stock Options, Parent Warrants or other securities convertible into or exercisable for Parent Common Stock that expire or are forfeited after the date of this Agreement but prior to the Effective Time, if any;

(c)     “Parent Percentage” means 0.17; provided, that if the Final Parent Net Cash Amount is greater than $8,100,000 or less than $7,900,000, the Parent Percentage shall instead mean (x) 0.17 multiplied by (y) an amount equal to the quotient of (i) the Parent Net Cash Amount and (ii) $8,000,000.

(d)      “Total Post-Closing Share Amount” means the quotient (rounded down to the nearest whole number) of (i) the Parent Fully Diluted Share Amount, divided (ii) by the Parent Percentage; and

(e)     “Diffusion Fully Diluted Share Amount” means a number equal to the sum of: (i) the number of issued and outstanding Diffusion Units as of the date of this Agreement (18,083,369), plus (ii) the number of Diffusion Units subject to outstanding Diffusion Unit Options as of the date of this Agreement (4,100,000), plus (iii)the number of Diffusion Units issuable upon conversion of outstanding Diffusion Convertible Notes as of the date of this Agreement (5,366,649), plus (iv) (without duplication to (i) through (iii)) the number of Diffusion Units subject to any issuances after the date of this Agreement of Diffusion Units, Diffusion Unit Options or other securities convertible into or exercisable for Diffusion Units, less (v) the number of Diffusion Units subject to Diffusion Unit Options or other securities convertible into or exercisable for Diffusion Units that expire or are forfeited after the date of this Agreement but prior to the Effective Time, if any.

“Permitted Liens” means (a) any Liens for Taxes or other governmental charges not yet due and payable or the amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s, landlords’ or other similar Liens not yet due and payable or the amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (c) pledges or deposits in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other social security legislation, (d) non-monetary Liens that do not, individually or in the aggregate, materially impair the continued or contemplated use or operation of the property to which they relate, (e) statutory Liens arising by operation of Law with respect to a liability incurred in the ordinary course of business on a basis consistent with past practice which is not yet due or payable or which is being contested in good faith by appropriate proceedings, (f) immaterial easements, rights of way or other similar matters or restrictions or exclusions that would be shown by a current title report or other similar report and that do not, individually or in the aggregate, materially impair the continued or contemplated use or operation of the property to which they relate, (g) transfer restrictions imposed by applicable securities laws and (h) Liens listed on Section 9.11(d) of the Diffusion Disclosure Schedule, as applicable.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Registrable Securities” means shares of Parent Common Stock held or otherwise beneficially owned by a Former Diffusion Holder, including any shares of Parent Common Stock which are acquired by such a Former Diffusion Holder upon consummation of the Merger and any other securities issued or issuable with respect to such Parent Common Stock by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided that any Registrable Security will cease to be a Registrable Security when (a) a Registration Statement covering such Registrable Security has been declared effective by the SEC and such Registrable Security has been disposed of pursuant to such effective Registration Statement, (b) such time as Rule 144 (or any similar provisions then in force) promulgated under the Securities Act or another similar exemption under the Securities Act is available for the sale of such Registrable Security without any volume limitations or (c) such Registrable Security shall have been otherwise transferred and a new certificate for it not bearing a legend restricting further transfer under the Securities Act shall have been delivered by Parent; provided, further, that any security that has ceased to be a Registrable Security shall not thereafter become a Registrable Security and any security that is issued or distributed in respect of securities that have ceased to be Registrable Securities shall also not be Registrable Securities.

“Registration Expenses” means all expenses incurred by Parent in complying with Section 6.11, including all registration and filing fees, printing expenses, road show expenses, fees and disbursements of counsel and independent public accountants for Parent, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the Financial Industry Regulatory Authority, Inc., transfer taxes, fees of transfer agents and registrars, and the reasonable fees and disbursements of one legal counsel for the selling holders of Registrable Securities selected by holders of a majority of such Registrable Securities, but excluding any underwriting discounts and selling commissions only to the extent applicable on a per share basis to Registrable Securities of the selling holders.

“Registration Statement” means any registration statement of Parent filed or to be filed with the SEC under the rules and regulations promulgated under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, and including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the indoor or outdoor environment.

“Rights Agent” means Computershare Inc. or one of its Affiliates, in its capacity as the initial Rights Agent under the CVR Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary”, with respect to any Person, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, (A) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership) or (B) a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written Acquisition Proposal (provided, that for purposes of this definition, references to 20% in the definition of “Acquisition Proposal” are deemed to be references to 50%) which the board of directors or sole member, as applicable, of the party that is the subject of the Acquisition Proposal determines in good faith (after consultation with its outside legal counsel and financial advisor): (i) to be reasonably likely to be consummated if accepted; and (ii) to be more favorable to such party’s equityholders from a financial point of view than the Merger, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement, any changes to the terms of this Agreement offered by the other party in response to such Acquisition Proposal and the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal (based upon, among other things, expectation of obtaining required approvals).

“Tax” means all income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental and windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest, additions to tax, and any penalties.

“Tax Return” means any statement, report, return, information return or claim for refund relating to Taxes (including any elections, declarations, schedules or attachments thereto), including, if applicable, any combined or consolidated return for any group of entities that includes Parent or any of its Subsidiaries, or Diffusion.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Voting and Lock-Up Agreements” means the voting and lock-up agreements in the form attached hereto as Exhibit H to be entered into by and between Parent and each of (i) the current directors and executive officers of Parent set forth on Section 9.11(e) of the Parent Disclosure Schedule (the “Parent Lock-Up Parties”) and (ii) the current directors and executive officers of Diffusion set forth on Section 9.11(e) of the Diffusion Disclosure Schedule (the “Diffusion Lock-Up Parties”).

Section 9.12     Waiver of Conflict Regarding Representation; Non-Assertion of Attorney-Client Privilege. Diffusion waives and will not assert, and agrees to cause Parent and the Surviving Company to waive and to not assert after the Effective Time, any conflict of interest arising out of or relating to the representation after the Closing of Parent or any former officer, employee or director of Parent (any such Person, a “Designated Person”) in any matter or Proceeding involving this Agreement, any agreements entered into pursuant hereto or the transactions contemplated hereby and thereby by Oppenheimer Wolff & Donnelly LLP or any other legal counsel currently representing Parent in connection with this Agreement, any agreements entered into pursuant hereto or the transactions contemplated hereby and thereby (the “Current Representation”).

Section 9.13     Interpretation.

(a)     When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” (regardless of whether the words “without limitation” appear in such instance). The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References to a Person are also to its permitted successors and assigns.

(b)     The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

* * * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

RESTORGENEX CORPORATION

By:	/s/ Stephen M. Simes
Name: Stephen M. Simes
Title: Chief Executive Officer

ARCO MERGER SUB, LLC

By:	/s/ Stephen M. Simes
Name: Stephen M. Simes
Title: Chief Executive Officer & President

DIFFUSION PHARMACEUTICALS LLC

By:	/s/ David G. Kalergis
Name: David G. Kalergis
Title: Chief Executive Officer

 [Signature Page to Merger Agreement]

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